SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant  ☐

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

UNISYS CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

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☐	Fee paid previously by written preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Unisys Corporation
Unisys Way
Blue Bell, PA 19424-0001
March 15, 2007
Dear Fellow Stockholder:
      It is my pleasure to invite you to the Unisys 2007 Annual Meeting of Stockholders. This year’s meeting will be held on Thursday, April 26, 2007, at The Hilton Inn at Penn, which is located at 3600 Sansom Street in Philadelphia, Pennsylvania. The meeting will begin at 9:30 a.m.
      In 2006 we made great progress in our multi-year plan to reposition Unisys for significantly improved profitability by 2008. Executing against the strategy we laid out at the end of 2005, we realigned our sales and services delivery model, restructured challenging outsourcing operations, expanded our use of offshore resources, announced major changes to our U.S. retirement plans, divested non-core assets, and significantly reduced our cost base. As we implemented the repositioning initiatives, our profitability improved during the year, and we closed the year with significant profit growth in the fourth quarter. While we have much more work to do, we are encouraged by the improvements we are seeing in our results, and we are focused on continuing the progress in 2007.
      Whether or not you plan to attend the annual meeting, I urge you to take a moment to vote on the items in this year’s proxy statement. Most stockholders have a choice of voting their shares over the Internet, by telephone, or by completing, signing, and returning a proxy card. Voting by any of these means takes only a few minutes, and it will ensure that your shares are represented at the meeting. If you vote over the Internet, you will also be given the opportunity to access future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail. Electronic access saves our company the cost of producing and mailing these documents. I encourage you to take advantage of it.
      I look forward to seeing you at the annual meeting, where you will hear about our results for 2006 and our priorities for 2007.

Sincerely,

Joseph W. McGrath
President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
April 26, 2007
       Unisys Corporation will hold its 2007 Annual Meeting of Stockholders at The Hilton Inn at Penn, 3600 Sansom Street, Philadelphia, Pennsylvania, on Thursday, April 26, 2007, at 9:30 a.m. to:

1. elect three directors;

2. ratify the selection of the Company’s independent registered public accounting firm for 2007;

3. approve the Unisys Corporation 2007 Long-Term Incentive and Equity Compensation Plan;

4. consider and vote upon the two stockholder proposals set forth in the attached Proxy Statement; and

5. transact any other business properly brought before the meeting.
      Only record holders of Unisys common stock at the close of business on February 28, 2007 will be entitled to vote at the annual meeting.

By Order of the Board of Directors,

Nancy Straus Sundheim
Senior Vice President, General Counsel
and Secretary
Blue Bell, Pennsylvania
March 15, 2007
Important
Your vote is important. Most stockholders will have a choice of voting over the Internet, by telephone, or by using a traditional proxy card. Please check the information you have received to see which options are available to you.

UNISYS CORPORATION
PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
April 26, 2007
       The Board of Directors of Unisys Corporation solicits your proxy for use at the 2007 Annual Meeting of Stockholders to be held on April 26, 2007 and at any adjournments. At the annual meeting, stockholders will be asked to elect three directors, to ratify the selection of the Company’s independent registered public accountants, to approve a new long-term incentive and equity compensation plan, to consider and vote on two stockholder proposals and to transact any other business properly brought before the meeting.
      The record date for the annual meeting is February 28, 2007. Only holders of record of Unisys common stock as of the close of business on the record date are entitled to vote at the meeting. On the record date, 346,885,727 shares of common stock were outstanding. The presence, in person or by proxy, of a majority of those shares will constitute a quorum at the meeting.
      This proxy statement, the proxy/voting instruction card and the annual report of Unisys, including the financial statements for 2006, are being mailed and made available on the Internet on or about March 15, 2007.
Required Vote
      Each share of Unisys common stock outstanding on the record date is entitled to one vote on each matter to be voted upon. Directors will be elected by the vote of a majority of the votes cast at the meeting. This means that a nominee will be elected if the number of votes cast “for” his or her election exceeds 50% of the total number of votes cast with respect to that nominee’s election. Votes cast with respect to the election of directors include votes to “withhold” authority but do not include abstentions and broker non-votes.
      Each of the other matters scheduled to come before the annual meeting will be approved if it receives the affirmative vote of a majority of shares present, in person or by proxy, and entitled to vote on the matter. Abstentions will be included in the vote totals for these matters and therefore will have the same effect as a negative vote; broker non-votes will not be included in the vote totals and therefore will have no effect on the vote.
Voting Procedures and Revocability of Proxies
      Your vote is important. Shares may be voted at the annual meeting only if you are present in person or represented by proxy. Most stockholders have a choice of voting (1) by completing a proxy/voting instruction card and mailing it in the postage-paid envelope provided, (2) over the Internet or (3) by telephone using a toll-free telephone number. Check the materials you have received to see which options are available to you and to obtain the applicable web site or telephone number. If you elected to receive proxy materials over the Internet, you should have already received e-mail instructions on how to vote electronically. Please be aware that if you vote over the Internet, you may incur costs associated with your electronic access, such as usage charges from Internet access providers and telephone companies, for which you will be responsible.

      The telephone and Internet voting procedures are designed to authenticate stockholders’ identities by use of a control number, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. The Company has been advised by counsel that the telephone and Internet voting procedures are consistent with the requirements of applicable law.
      You may revoke your proxy at any time before it is exercised by writing to the Corporate Secretary of Unisys, by timely delivery of a properly executed later-dated proxy (including an Internet or telephone vote) or by voting in person at the meeting.
      The method by which you vote will in no way limit your right to vote at the meeting if you later decide to attend in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the meeting.
      If you properly complete and return your proxy, and do not revoke it, the proxy holders will vote your shares in accordance with your instructions. If your properly completed proxy gives no instructions, the proxy holders will vote your shares FOR the election of directors, FOR the selection of independent registered public accountants, FOR the approval of the Unisys Corporation 2007 Long-Term Incentive and Equity Compensation Plan, AGAINST the two stockholder proposals and in their discretion on any other matters that properly come before the annual meeting.
      If you are a participant in the Unisys Savings Plan, the proxy/voting instruction card will serve as voting instructions to the plan trustee for any whole shares of Unisys common stock credited to your account as of February 28, 2007. The trustee will vote those shares in accordance with your instructions if it receives your completed proxy by April 23, 2007. If the proxy is not timely received, or if you give no instructions on a matter to be voted upon, the trustee will vote the shares credited to your account in the same proportion as it votes those shares for which it received timely instructions from other participants.
ELECTION OF DIRECTORS
      The Board of Directors currently consists of 10 members, divided into three classes. One class of directors is elected each year to hold office for a three-year term. The three directors whose terms expire in 2007, Henry C. Duques, Clayton M. Jones and Theodore E. Martin, have been nominated for reelection. The remaining seven directors will continue to serve as set forth below. Each of the nominees has agreed to serve as a director if elected, and Unisys believes that each nominee will be available to serve. However, the proxy holders have discretionary authority to cast votes for the election of a substitute should any nominee not be available to serve as a director.
           The Board of Directors recommends a vote “FOR” all nominees.
Information Regarding Nominees and Directors
      The names and ages of the nominees and directors, their principal occupations and employment during the past five years, and other information regarding them are as follows.

Nominees for Election to the Board of Directors

HENRY C. DUQUES
Mr. Duques, 63, is a Director and Chairman and Chief Executive Officer of First Data Corporation, an electronic commerce and payment services company, a position he resumed in November 2005. He had previously served as Chairman and Chief Executive Officer of that company from 1992 until January 2002 and remained Chairman of the Board until his retirement in January 2003. He has served as a Director of Unisys since 1998, has been the non-executive Chairman of the Board since February 1, 2006 and is a member of the Nominating and Corporate Governance Committee.

CLAYTON M. JONES
Mr. Jones, 57, is a Director and Chairman, President and Chief Executive Officer of Rockwell Collins, Inc., a global aviation electronics and communications company. He has also held the positions of Executive Vice President of that company and Senior Vice President of its former parent company, Rockwell International Corporation. He has served as a Director of Unisys since 2004 and is a member of the Compensation Committee.

THEODORE E. MARTIN
Mr. Martin, 67, is a retired President and Chief Executive Officer of Barnes Group Inc., a manufacturer and distributor of automotive and aircraft components and maintenance products. He has also held the position of Executive Vice President-Operations of that company. He is a Director of Ingersoll-Rand Company, Applera Corporation and C.R. Bard, Inc. He has served as a Director of Unisys since 1995 and is chairman of the Compensation Committee.

Members of the Board Continuing in Office

Term Expiring in 2008

J. P. BOLDUC
Mr. Bolduc, 67, has been Chairman and Chief Executive Officer of JPB Enterprises, Inc., an investment banking, private equity and real estate investment holding company, since April 1995. From April 2003 to September 2004, he also served as Chief Executive Officer of J. A. Jones, a multi-national construction and construction-related services company. From 1990 to 1995, he served in the positions of President and Chief Executive Officer, Vice Chairman, and Chief Operating Officer of W. R. Grace & Co., a specialty chemicals and health care company. He is a Director of EnPro Industries, Inc. and Lance, Inc. He has served as a Director of Unisys since 1992 and is chairman of the Finance Committee.

In February 2003, the SEC and Mr. Bolduc settled public administrative and cease-and-desist proceedings. Without admitting or denying the SEC’s findings, Mr. Bolduc consented to the entry of a cease-and-desist order in which the SEC found that, between 1991 and 1995, while Mr. Bolduc was president and either chief operating officer or chief executive officer of W. R. Grace & Co. and a member of its board of directors, Grace fraudulently used reserves to defer income earned by a subsidiary, primarily to smooth earnings of its health care segment, in violation of the antifraud provisions of the federal securities laws, as well as the provisions that require public companies to keep accurate books and records, maintain appropriate internal accounting controls and file accurate annual and quarterly reports. The order generally finds that Mr. Bolduc, through his actions or omissions, was a cause of these violations. The order also notes that, during the period in question, Mr. Bolduc did not sell any of the substantial number of Grace shares that he owned. The SEC ordered Mr. Bolduc to cease and desist from committing or causing any violation or future violation of the antifraud and reporting requirements of the federal securities laws. It did not impose any fines, penalties or bars on Mr. Bolduc.

JAMES J. DUDERSTADT
Dr. Duderstadt, 64, is President Emeritus and University Professor of Science and Engineering at the University of Michigan. He has served as a Director of Unisys since 1990 and is chairman of the Nominating and Corporate Governance Committee and a member of the Compensation Committee.

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MATTHEW J. ESPE
Mr. Espe, 47, is a Director and Chairman and Chief Executive Officer of IKON Office Solutions, Inc., a provider of integrated document management systems and services. Prior to joining IKON in 2002, Mr. Espe had been with General Electric Company since 1980, most recently serving as President and Chief Executive Officer of GE Lighting. He has served as a Director of Unisys since 2004 and is a member of the Audit Committee and the Finance Committee.

DENISE K. FLETCHER
Ms. Fletcher, 58, has been Executive Vice President, Finance of Vulcan, Inc., an investment and project company, since 2005. From 2004 to 2005, she served as Chief Financial Officer of DaVita, Inc., an independent provider of dialysis services in the United States. From 2000 to 2003, she was Executive Vice President and Chief Financial Officer of MasterCard International, an international payment solutions company. She has served as a Director of Unisys since 2001 and is a member of the Audit Committee and the Nominating and Corporate Governance Committee.
Members of the Board Continuing in Office

Term Expiring in 2009

EDWIN A. HUSTON
Mr. Huston, 68, is a retired Vice Chairman of Ryder System, Inc., an international logistics and transportation solutions company. He has also served as Senior Executive Vice President-Finance and Chief Financial Officer of that company. He is a Director of Answerthink, Inc., Kaman Corporation and Tannenbaum Opportunities Fund V, LLC. He has served as a Director of Unisys since 1993 and is chairman of the Audit Committee.

LESLIE F. KENNE
Ms. Kenne, 59, is a retired Lieutenant General of the United States Air Force. Prior to retiring from the Air Force in 2003 as Deputy Chief of Staff, Warfighting Integration, Pentagon, she had a 32-year military career including technical training, command experience and responsibility for large aircraft test, evaluation and acquisition programs. She is currently an independent consultant for various defense companies and/or agencies. She is a Director of EDO Corporation and Harris Corporation. She has served as a Director of Unisys since February 2006 and is a member of the Audit Committee.

JOSEPH W. MCGRATH
Mr. McGrath, 54, is President and Chief Executive Officer of Unisys. He has been with Unisys since 1999, serving as President and Chief Operating Officer from April 2004 through December 2004; Executive Vice President and President of the Company’s Enterprise Transformation Services business from 2000 to 2004; and Senior Vice President of Major Accounts Sales and Chief Marketing Officer from 1999 to 2000. He has served as a Director of Unisys since 2005.
Board Meetings; Attendance at Annual Meetings
      The Board of Directors held 12 meetings in 2006. During 2006, all directors except Mr. Espe attended at least 75% of the meetings of the Board of Directors and standing committees on which they served.
      It is the Company’s policy that all directors should attend the annual meeting of stockholders. All of the Company’s directors attended the 2006 annual meeting.
Independence of Directors
      All of the Company’s directors other than Mr. McGrath meet the independence requirements prescribed by the New York Stock Exchange and, in the case of members of the Audit Committee, also meet the audit committee independence requirements prescribed by the SEC. In assessing whether a director has a material relationship with Unisys (either directly or as a partner, stockholder or officer of an organization that has a relationship with Unisys), the Board uses the criteria outlined below in paragraph 2 of “Corporate Governance Guidelines”. All non-employee directors met these criteria in 2006. In particular, three of the Company’s non-employee directors, Mr. Duques, Mr. Espe and Mr. Jones, are the chief executive officers of companies that do business with Unisys in the ordinary course. In each instance, combined Unisys sales to and purchases from the director’s company in 2006 represented less than one percent of that company’s annual revenue. In addition, two of the Company’s non-employee directors, Mr. Bolduc and Mr. Espe, served as directors of organizations to which the Company made charitable contributions in 2006. In each instance, the amounts contributed by Unisys to the charitable organization represented less than one percent of the organization’s annual charitable receipts.
Committees
      The Board of Directors has a standing Audit Committee, Compensation Committee, Finance Committee and Nominating and Corporate Governance Committee. The specific functions and responsibilities of each committee are set forth in its charter, which is available on the Company’s Internet web site at www.unisys.com in the Investors section under Corporate Governance and Board of Directors and is also available in print to any stockholder who requests it.

Audit Committee
      The Audit Committee assists the Board in its oversight of the integrity of the Company’s financial statements and its financial reporting and disclosure practices, the soundness of its systems of internal financial and accounting controls, the independence and qualifications of its independent registered public accounting firm, the performance of its internal auditors and independent registered public accounting firm, the Company’s compliance with legal and regulatory requirements and the soundness of its ethical and environmental compliance programs. The Audit Committee held nine meetings in 2006. Its members are Mr. Espe, Ms. Fletcher, Mr. Huston (chair) and Ms. Kenne. The Board has determined that each of Mr. Espe, Ms. Fletcher and Mr. Huston is an audit committee financial expert as defined by the SEC.
Compensation Committee
      The Compensation Committee oversees the compensation of the Company’s executives, the Company’s executive management structure, the compensation-related policies and programs involving the Company’s executive management and the level of benefits of officers and key employees. In this capacity, the committee regularly reviews and approves the Company’s executive compensation strategy and principles to ensure that they are aligned with the Company’s business strategy and objectives and with stockholder interests. Under its charter, the Compensation Committee annually reviews and approves goals and objectives relevant to the compensation of the chief executive officer, evaluates the performance of the chief executive officer in light of those goals and makes recommendations to the independent members of the Board concerning the compensation level of the chief executive officer. The committee also annually reviews and approves compensation levels of the other elected officers. In this regard, the committee solicits input from the Company’s chief executive officer regarding the compensation of those executives who report directly to him. The Compensation Committee also reviews and recommends to the Board the adoption of director compensation programs. The Company’s guidelines regarding the compensation of directors are described more fully in paragraph 11 of “Corporate Governance Guidelines” below. To assist in carrying out its responsibilities, the Compensation Committee regularly receives reports and recommendations from management and from Towers Perrin, the committee’s outside compensation consultant. Under its charter, the committee also may consult with legal, accounting or other advisors, as appropriate, and may form and delegate authority to subcommittees when appropriate. The Compensation Committee held seven meetings in 2006. Its members are Dr. Duderstadt, Mr. Jones and Mr. Martin (chair).
Finance Committee
      The Finance Committee oversees the Company’s financial affairs, including its capital structure, financial arrangements, capital spending and acquisition and disposition plans. It also oversees the management and investment of funds in the pension, savings and welfare benefit plans sponsored by the Company. The Finance Committee held five meetings in 2006. Its members are Mr. Bolduc (chair) and Mr. Espe.
Nominating and Corporate Governance Committee
      The Nominating and Corporate Governance Committee identifies and reviews candidates and recommends to the Board of Directors nominees for membership on the Board of Directors. It also oversees the Company’s corporate governance. In identifying candidates for Board membership, the Nominating and Corporate Governance Committee considers a number of factors including independence, experience, strength of character, mature judgment, technical skills, diversity, age and the extent to which the individual would fill a present need on the Board. In February 2006, the committee recommended, and the Board elected, a new director. As part of the selection process, the committee looked for candidates with a background in information technology or with government, security or sales and marketing experience. The committee retained a third-party search firm to assist in identifying qualified candidates. The committee will consider recommendations on director candidates received from stockholders and other qualified sources. Stockholder recommendations must be in writing and addressed to the Chairman of the Nominating and Corporate Governance Committee, c/o Corporate Secretary, Unisys Corporation, Unisys Way, Blue Bell, Pennsylvania 19424. The Nominating and Corporate Governance Committee held four meetings in 2006. Its members are Dr. Duderstadt (chair), Mr. Duques and Ms. Fletcher.
Communications with Directors
      Stockholders and other interested parties may send communications to the Board of Directors or to the non-management directors as a group by writing to them c/o Corporate Secretary, Unisys Corporation, Unisys Way, Blue Bell, Pennsylvania 19424. All communications directed to Board members will be delivered to them.
Code of Ethics and Business Conduct
      Unisys has a code of ethics, the Unisys Code of Ethics and Business Conduct, that applies to all employees, officers (including the chief executive officer, chief financial officer and controller) and directors. The code is posted on the Company’s Internet web site at www.unisys.com in the Investors section under Corporate Governance and Board of Directors and is also available in print to any stockholder who requests it. The Company intends to post amendments to or waivers from the code (to the extent applicable to the Company’s chief executive officer, chief financial officer or controller) at this location on its web site.
Corporate Governance Guidelines
      The Board of Directors has adopted Guidelines on Significant Corporate Governance Issues. The full text of these guidelines, as amended through February 8, 2007, is available on the Company’s Internet web site at www.unisys.com in the Investors section under Corporate Governance and Board of Directors and is also available in print to any stockholder who requests it. Among other matters, the guidelines cover the following:

1. A majority of the Board of Directors shall qualify as independent under the listing standards of the New York Stock Exchange.

2. The Nominating and Corporate Governance Committee reviews annually with the Board the independence of outside directors. Following this review, only those directors who meet the independence qualifications prescribed by the New York Stock Exchange and who the Board affirmatively determines have no material relationship with the Company will be considered independent. The Board has determined that the following commercial or charitable relationships will not be considered to be material relationships that would impair independence: (a) if a director is an executive officer or partner of, or owns more than a ten percent equity interest in, a company that does business with Unisys, and sales to or purchases from Unisys are less than one percent of the annual revenues of that company and (b) if a director is an officer, director or trustee of a charitable organization, and Unisys contributions to that organization are less than one percent of its annual charitable receipts.

3. The Nominating and Corporate Governance Committee is responsible for determining the appropriate skills and characteristics required of Board members in the context of its current make-up, and will consider factors such as independence, experience, strength of character, mature judgment, technical skills, diversity and age in its assessment of the needs of the Board.

4. If the Chairman of the Board is not an employee of the Company, the Chairman should qualify as independent under the listing standards of the New York Stock Exchange. Members of the Audit, Compensation, and Nominating and Corporate Governance Committees must also so qualify.

5. Directors may not stand for election after age 70 or continue to serve beyond the annual stockholders’ meeting following the attainment of age 70.

6. Directors should volunteer to resign from the Board upon a change in primary job responsibility. The Nominating and Corporate Governance Committee will review the appropriateness of continued Board membership under the circumstances and will recommend, and the Board will determine, whether or not to accept the director’s resignation. In addition, if the Company’s chief executive officer resigns from that position, he is expected to offer his resignation from the Board at the same time.

7. Non-management directors are encouraged to limit the number of public company boards on which they serve to no more than four in addition to the Company’s and should advise the Chairman of the Board and the general counsel of the Company before accepting an invitation to serve on another board.

8. The non-management directors will meet in executive session at all regularly scheduled Board meetings. They may also meet in executive session at any time upon request. If the Chairman of the Board is an employee of the Company, the Board will elect from the independent directors a lead director who will preside at executive sessions. If the Chairman is not an employee, the Chairman will preside at executive sessions.

9. Board members have complete access to Unisys management. Members of senior management who are not Board members regularly attend Board meetings, and the Board encourages senior management, from time to time, to bring into Board meetings other managers who can provide additional insights into the matters under discussion.

10. The Board and its committees have the right at any time to retain independent outside financial, legal or other advisors.

11. It is appropriate for the Company’s staff to report once a year to the Compensation Committee on the status of Board compensation in relation to other large U.S. companies. Changes in Board compensation, if any, should come at the suggestion of the Compensation Committee, but with full discussion and concurrence by the Board. Particular attention will be paid to structuring Board compensation in a manner aligned with stockholder interests. In this regard, a meaningful portion of a director’s compensation should be provided and held in stock options and/or stock units. Directors should not, except in rare circumstances approved by the Board, draw any consulting, legal or other fees from the Company. In no event shall any member of the Audit Committee receive any compensation from the Company other than directors’ fees.

12. The Company will provide an orientation program for new directors. The Company will also provide directors with presentations from time to time on topics designed by the Company or third-party experts to assist directors in carrying out their responsibilities. Directors may also attend appropriate continuing education programs at the Company’s expense.

13. The Board will conduct an annual self-evaluation to determine whether it and its committees are functioning effectively.

14. The non-management directors will evaluate the performance of the chief executive officer annually and will meet in executive session, led by the chairperson of the Compensation Committee, to review this performance. The evaluation is based on objective criteria, including performance of the business, accomplishment of long-term strategic objectives and development of management. Based on this evaluation, the Compensation Committee will recommend, and the members of the Board who meet the independence criteria of the New York Stock Exchange will determine and approve, the compensation of the chief executive officer.

15. To assist the Board in its planning for the succession to the position of chief executive officer, the chief executive officer is expected to provide an annual report on succession planning to the Compensation Committee.

16. The Company’s stockholder rights plan expired on March 17, 2006, and it has no present intention to adopt a new one. Subject to its continuing fiduciary duties, which may dictate otherwise depending on the circumstances, the Board shall submit the adoption of any future stockholder rights plan to a vote of the stockholders. Any stockholder rights plan adopted or extended without stockholder approval shall be approved by a majority of the independent members of the Board and shall be in response to specific, articulable circumstances that are deemed to warrant such action without the delay that might result from seeking prior stockholder approval. If the Board adopts or extends a rights plan without prior stockholder approval, the Board shall, within one year, either submit the plan to a vote of the stockholders or redeem the plan or cause it to expire.

Related Party Transactions
      During 2006, the law firm Pepper Hamilton LLP, which has represented Unisys on a variety of matters for more than 20 years, provided legal services to Unisys for fees of approximately $254,000. The husband of Nancy Straus Sundheim is a partner in that firm. Ms. Sundheim has been Senior Vice President, General Counsel and Secretary of Unisys since 2001. Since that date, at the request of Mr. Sundheim, Pepper Hamilton has excluded from Mr. Sundheim’s annual compensation any income attributable to Unisys matters. Also, since 2001, it has been the Company’s practice that any decision to retain Pepper Hamilton is made by the chief executive officer, in consultation with the Unisys attorney responsible for the matter. Ms. Sundheim has no input in the decision to retain the firm.
Audit Committee Report
      In performing its oversight responsibilities as defined in its charter, the Audit Committee has reviewed and discussed the audited financial statements and reporting process, including the system of internal controls, with management and with Ernst & Young LLP, the Company’s independent registered public accounting firm. The committee has also discussed with Ernst & Young LLP the matters required to be discussed by the statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the committee has discussed with Ernst & Young LLP their independence and has received from them the written disclosures and the letter required by Independence Standards Board Standard No. 1, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The committee has also considered the compatibility of audit-related services, tax services and other non-audit services with the firm’s independence.
      During 2006, the Audit Committee was kept informed of the progress of management’s documentation, testing and evaluation of the Company’s system of internal control over financial reporting required by Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations and provided oversight to management during the process. At the conclusion of the process, the committee reviewed a report on the effectiveness of the Company’s internal control over financial reporting.
      Based on these reviews and discussions, the committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the SEC.
Audit Committee
Matthew J. Espe
Denise K. Fletcher
Edwin A. Huston
Leslie F. Kenne
Relationship with Independent Registered Public Accounting Firm
      Ernst & Young LLP has billed the Company the following fees for professional services rendered in respect of the years ended December 31, 2006 and 2005 (in millions of dollars):

	2006	2005

Audit Fees	$8.7	$8.3
Audit-Related Fees	1.3	1.4
Tax Fees	0.1	0.2
All Other Fees	—	0.1
      Audit fees consist of fees for the audit and review of the Company’s financial statements, statutory audits, comfort letters, consents, assistance with and review of documents filed with the SEC and Section 404 attestation procedures. Audit-related fees consist of fees for employee benefit plan audits, accounting advice regarding specific transactions and various attestation engagements. Tax fees principally represent fees for tax compliance services. All other fees are for non-prohibited advisory services to the Company’s federal government group.
      The Audit Committee annually reviews and pre-approves the services that may be provided by the independent registered public accounting firm. The committee has also adopted an Audit and Non-Audit Services Pre-Approval Policy that contains a list of pre-approved services, which the committee may revise from time to time. In addition, the Audit Committee has delegated pre-approval authority, up to a fee limitation of $150,000 per service, to the chairman of the committee.

The chairman of the committee reports any such pre-approval decision to the Audit Committee at its next scheduled meeting.
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
      The Audit Committee has selected the firm of Ernst & Young LLP as the independent registered public accounting firm to audit the Company’s books and accounts for the year ending December 31, 2007. Ernst & Young LLP has served as the Company’s independent registered public accounting firm since 1986. Its representatives will be present at the annual meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions asked by stockholders.
      The Board of Directors considers Ernst & Young LLP to be well qualified to serve as the independent registered public accounting firm for Unisys. If, however, stockholders do not ratify the selection of Ernst & Young LLP, the appointment will be reconsidered.
      The Board of Directors recommends a vote “FOR” the proposal to ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2007.
APPROVAL OF THE UNISYS CORPORATION 2007
LONG-TERM INCENTIVE AND EQUITY COMPENSATION PLAN
      On February 8, 2007, the Board of Directors unanimously approved and adopted the Unisys Corporation 2007 Long-Term Incentive and Equity Compensation Plan (the “2007 Plan”), authorized 24,000,000 shares for issuance under the plan, and directed that the plan be submitted to stockholders for approval. The 2007 Plan will become effective when it is approved by stockholders.
      The purposes of the 2007 Plan are to support the Company’s ongoing efforts to attract, retain and develop exceptional talent and to enable the Company to provide incentives directly linked to the Company’s short-term and long-term objectives and to increases in stockholder value. In addition, under the 2007 Plan, the Company will have the ability to grant performance-based compensation awards that meet the requirements of Section 162(m) of the Internal Revenue Code, thereby preserving the Company’s ability to receive federal income tax deductions for the awards.
      The 2007 Plan will be in addition to the Unisys Corporation 2003 Long-Term Incentive and Equity Compensation Plan (the “2003 Plan”). The 2003 Plan was adopted by stockholders in 2003 and provides for the award of stock options and stock-based awards to elected officers, outside directors, and key employees of the Company. As set forth under “Equity Compensation Plan Information” on page 19, at December 31, 2006, 5.94 million shares of the Company’s common stock remained available for future issuance under the 2003 Plan. As of March 7, 2007, after taking into account awards made in 2007, as well as the expiration, termination or forfeiture of existing awards, 3.13 million shares were available for issuance under the 2003 Plan.

Summary Description of the 2007 Plan
      The following is a summary of the material features of the 2007 Plan. This summary is subject in all respects to the complete text of the 2007 Plan, which is attached as Appendix A.
      Shares Available. Twenty-four million shares of the Company’s common stock are authorized for issuance under the 2007 Plan. Under the plan, if an award is cashed out or is exercised, terminates or expires without a payment being made in the form of the Company’s common stock, the shares subject to that award again become available for issuance. However, shares of the Company’s common stock that are (1) tendered in payment of the exercise price of an option, (2) withheld by the Company to satisfy any tax withholding obligation with respect to an award or (3) repurchased by the Company on the open market with the proceeds of the exercise of an option, may not again be available for issuance in connection with awards under the plan. Also, if the Company pays the spread value of a stock appreciation right in shares of the Company’s common stock, the greater of (1) the number of shares so paid and (2) the number of shares subject to the stock appreciation right will be unavailable for issuance under the plan. The number of authorized shares will be proportionately substituted for or adjusted to reflect a merger, reorganization, consolidation, recapitalization, share exchange, stock dividend, stock split, reverse stock split, split-up, spin-off, issuance of rights or warrants, or other similar event. The Company anticipates that the number of authorized shares will cover awards made under the plan for at least the next three years.
      Eligibility. All employees, officers and non-employee directors of the Company and its subsidiaries and affiliates are eligible to receive awards under the 2007 Plan. The Compensation Committee (the “Committee”) of the Board of Directors has the authority to select participants and to determine the amount, type and terms of each award. In 2007, awards under the 2003 Plan have been made to the 12 elected officers of the Company, the nine non-employee directors and approximately 125 non-officer employees of the Company and its subsidiaries.
      Types of Awards. The Committee may award stock options (including nonqualified options and incentive stock options), stock appreciation rights (“SARs”), restricted shares, other stock-based awards and cash incentive awards.
      Stock Options. A stock option represents the right to purchase a share of common stock at a predetermined exercise price. Stock options granted under the 2007 Plan may be in the form of incentive stock options (“ISOs”) or nonqualified stock options, as determined in the discretion of the Committee. The terms of each stock option, including the number of shares, exercise price, vesting period and option duration, will be set forth in an award agreement, but in no event will a stock option be exercisable later than the tenth anniversary of the date on which it was granted. Stock options may be exercised, in whole or in part, by payment in full of the exercise price in cash. In addition, if authorized by the Committee, payment in full or in part may also be made in the form of Company common stock already owned by the participant or through a broker cashless exercise program authorized by the Company. Stock options expire on the earlier of the expiration date of the stock option (as set forth in the applicable award agreement) or the participant’s termination of employment (or, in the case of a non-employee director, termination of service on the Board). Under certain conditions, a stock option may be exercised after a participant’s termination (e.g., retirement, death, disability, or termination at or after attainment of age 55 with 5 years of service), but not later than the expiration date for the option.
      Stock Appreciation Rights. A SAR represents the right to receive a payment, in cash, shares of common stock, or both (as determined by the Committee), equal to the spread value

(the excess of the fair market value of common stock on the date the SAR is exercised over the grant price of the SAR). “Fair market value” for purposes of the 2007 Plan means, on any date, the closing sales price on the New York Stock Exchange of a share of Unisys stock on such date. The grant price of a SAR will be set forth in the applicable award agreement. Subject to the terms of the applicable award agreement, a SAR will be exercisable, in whole or in part, by giving written notice of exercise to the Company, but in no event will a SAR be exercisable later than the tenth anniversary of the date on which it was granted.
      Restricted Shares. Restricted shares are shares of stock that are awarded to a participant and that are subject to forfeiture during a pre-established period if certain conditions (e.g., continued employment or attainment of pre-determined performance goals) are not met. The terms of a participant’s restricted share award are determined by the Committee and are set forth in an award agreement. Restricted shares may not be sold, assigned, transferred, pledged or otherwise encumbered while the shares are subject to forfeiture. A participant generally will have all the rights of a holder of common stock, including the rights to receive any dividends and to vote, during the restricted period. Any dividends with respect to restricted shares that are payable in common stock will be paid in the form of restricted shares.
      Other Stock-Based Awards. Other stock-based awards are awards, other than stock options, SARs or restricted shares, that are denominated or valued in whole or in part by reference to, or otherwise based on or related to, the value of common stock. The purchase, exercise, exchange or conversion of other stock-based awards will be on such terms and conditions and by such methods as will be specified by the Committee and will be set forth in an award agreement.
      Incentive Awards. Incentive Awards are performance-based awards that are expressed in U.S. currency, but that may be payable in the form of cash, stock or a combination of both, and are payable upon the satisfaction of pre-determined performance goals over performance periods. Incentive awards may be either annual incentive awards (that measure performance over a period of one year or less) or long-term incentive awards (that measure performance over a period in excess of one year). The terms of a participant’s incentive award will be established by the Committee and will be set forth in an award agreement.
      Awards Granted at Fair Market Value. The exercise price of a stock option and the grant price of a SAR may not be less than 100% of the fair market value of a share of Unisys common stock on the date of grant. In addition, if the value of another stock-based award is based on spread value, the grant price for the other stock-based award may not be less than 100% of the fair market value on the date of grant. The only exception is for awards made in substitution for similar awards made to a participant under a predecessor company plan that has been assumed by the Company as a result of a reorganization, merger, consolidation or other similar transaction.
      Minimum Vesting Period For Awards. Except in the case of a new-hire award or under such other circumstances deemed appropriate by the Committee, no stock option, SAR, restricted share or other stock-based award will be granted with a vesting period of less than one year.
      Stock Option/SAR Repricing. Except for automatic adjustments to reflect a merger, reorganization, consolidation, recapitalization, share exchange, stock dividend, stock split, reverse stock split, split-up, spin-off, issuance of rights or warrants, or other similar event, stock options and SARs may not be repriced (whether through modification of the exercise or grant price after the date of grant or through an option or SAR exchange program) without the approval of the Company’s stockholders.
      Award Limitations. The total number of restricted shares and other shares of stock underlying stock options, SARs and other stock-based awards awarded to any participant during any year may not exceed (1) 2,000,000 shares multiplied by (2) the number of calendar years during which the participant has been eligible to participate in the 2007 Plan and reduced by (3) the number of shares with respect to which the participant has received awards of restricted shares, stock options, SARs and/or other stock-based awards under the 2007 Plan. An annual incentive award paid to a participant may not exceed $5,000,000. A long-term incentive award paid to a participant may not exceed $3,000,000 times the number of years in the performance cycle applicable to the award.
      Performance-Based Awards. Any award granted under the 2007 Plan may be conditioned on the attainment of one or more performance goals over a specified performance cycle. If the Committee intends that an award made to a “covered employee” (generally the chief executive officer and the four most highly compensated executive officers) will constitute “performance-based” compensation within the meaning of Section 162(m) of the Internal Revenue Code, then the performance goals will be based on one or more of the following criteria: earnings per share; total stockholder return; operating income; net income; cash flow; free cash flow; return on equity; return on capital; revenue growth; earnings before interest, taxes, depreciation and amortization (“EBITDA”); stock price; debt-to-capital ratio; stockholders’ equity per share; operating income as a percent of revenue; gross profit as a percent of revenue; selling, general and administrative expenses as a percent of revenue; operating cash flow; pre-tax profit; orders; revenue; and customer value. The performance goals may relate to results obtained by the individual, the Company, a subsidiary or any business unit, division or geographic region thereof.
      Change In Control. In the event of a change in control, as defined in the 2007 Plan, all stock options and SARs will become fully vested and immediately exercisable. All restrictions applicable to outstanding restricted shares and other stock-based awards that are not performance-related will lapse. Outstanding incentive awards and other stock-based awards that are performance-related will become vested and will be paid out based on the targeted award opportunity of such awards for the full performance cycle.
      Plan Administration. The 2007 Plan will be administered by the Committee, which will have the power to interpret the plan and to adopt such rules and guidelines for carrying out the plan as it may deem appropriate. The Committee will have the authority to adopt such modifications, procedures and subplans as may be necessary or desirable to comply with the laws, regulations, compensation practices and tax and accounting principles of the countries in which the Company or a subsidiary may operate to assure the viability of the benefits of awards made to individuals employed in such countries and to meet the objectives of the plan. Subject to the terms of the plan, the Committee will have the authority to determine those individuals eligible to receive awards and the amount, type and terms of each award and to establish and administer any performance goals applicable to such awards. The Committee may delegate its authority and power under the plan in whole or in part to a subcommittee consisting of two or more non-employee directors (who are “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code) or, with respect to determinations and decisions regarding participants who are not elected officers or non-employee directors, to one or more officers of the Company, subject to guidelines prescribed by the Committee.

      Amendment and Termination. The Board may amend, suspend or terminate the 2007 Plan at any time, provided that no such amendment will be made without stockholder approval if such approval is required under applicable law or if such amendment would increase the total number of shares of common stock that may be distributed under the plan. Except as set forth in any award agreement, no amendment or termination of the plan may materially and adversely affect any outstanding award under the plan without the award recipient’s consent. No award may be granted under the 2007 Plan after April 25, 2017.
New Plan Benefits
      Because benefits under the 2007 Plan will depend on the discretion of the Committee and the fair market value of the Company’s common stock at various future dates, it is not possible to determine the benefits that will be received if the 2007 Plan is approved by stockholders. The table below shows benefits under the 2003 Plan for the year ended December 31, 2006 received by or allocated to the executive officers named on page 33, all elected officers as a group, all non-employee directors as a group and all other employees as a group.

	Dollar	Number of
Name and Position	Value($)	Units

Joseph W. McGrath	1,333,000	200,000 (1)
President and Chief Executive Officer
Janet B. Haugen	399,900	60,000(1)
Senior Vice President and Chief Financial Officer
Peter Blackmore	533,200	80,000(1)
Executive Vice President
Greg J. Baroni	399,900	60,000(1)
Senior Vice President
Randy J. Hendricks	399,900	60,000(1)
Senior Vice President
Executive Group	4,985,385	875,000 (2)
Non-Executive Director Group	1,000,035	153,970 (3)
Non-Executive Officer Employee Group	8,193,179	1,490,850 (4)

(1)	Consists of restricted stock units (RSUs). 75% of the RSUs are performance-based; 25% are time-based. For more information, see the discussion beginning on page 34.

(2)	Consists of 487,500 performance-based RSUs; 187,500 time-based RSUs and 200,000 stock options.

(3)	Consists of time-based RSUs.

(4)	Consists of 646,200 performance-based RSUs; 475,150 time-based RSUs and 369,500 stock options.
U.S. Federal Income Tax Consequences
      The following is a brief description of the principal U.S. federal income tax consequences, based on current law, of awards under the 2007 Plan.
      Tax Consequences to Participants. Generally, when a participant receives an award under the 2007 Plan, the participant’s receipt of cash or Company stock in settlement of the award is conditioned on the participant’s performing future services for the Company and/or the attainment of performance goals. The award, therefore, is not taxable at grant. Instead, when and if a participant later receives cash in settlement of the award, he or she will have income, taxable at ordinary income rates, equal to the amount of cash received. Similarly, when and if a participant receives Company stock in settlement of an award, he or she will, subject to special rules described below, have income, taxable at ordinary income rates, equal to the excess of the fair market value of the stock on that date over the amount, if any, the participant paid for the stock.
      Thus, participants generally will be taxable on any cash or the fair market value of any stock received in settlement of an incentive award or other stock-based award or upon exercise of a SAR. Similarly, participants will have taxable income on exercise of a nonqualified stock option equal to the difference between the fair market value of the stock subject to the option and the exercise price of the option.
      Special rules apply in the case of an ISO. Participants generally recognize no taxable income on exercise of an ISO. Instead, they have gain, taxable at capital gains rates, upon the disposition of the stock acquired on exercise of the ISO in an amount equal to the excess of the amount realized on disposition of the stock over the exercise price of the ISO. (In some cases, participants may become subject to tax as the result of the exercise of an ISO, because the excess of the fair market value of the stock at exercise over the exercise price is an adjustment item for alternative minimum tax purposes.) The special tax treatment afforded to ISOs is only available, however, if the participant does not dispose of the stock acquired upon exercise of the ISO before the first anniversary of the date on which he or she exercised the ISO or, if later, the second anniversary of the date on which the ISO was granted. If the participant disposes of stock before the expiration of this holding period, a “disqualifying disposition” occurs and the participant will recognize income, taxable at ordinary income rates, in the year of the disqualifying disposition. The amount of this income will generally be equal to the excess, if any, of the lesser of (1) the fair market value of the stock on the date of exercise and (2) the amount realized upon disposition of the stock over the exercise price paid for the stock. If the amount realized upon a disqualifying disposition is greater than the fair market value of the stock on the date of exercise, the difference will be taxable to the employee as capital gain.
      Special rules also apply to awards of restricted shares. A participant generally will not recognize taxable ordinary income when he or she receives restricted shares. Instead, the participant will have taxable income in the first year in which the shares cease to be subject to a substantial risk of forfeiture, generally when all applicable restrictions lapse. The participant will then have taxable income equal to the fair market value of the stock at that time over the amount, if any, the participant paid for the stock. The participant may, however, make an election to include in income, when the restricted stock is first transferred to him or her, an amount equal to the excess of the fair market value of the stock at that time over the amount, if any, paid for the stock. The result of this election is that appreciation in the value of the stock after the date of transfer is then taxable as capital gain, rather than as ordinary income.
      Tax Consequences to the Company. Generally, any time a participant recognizes taxable income, as opposed to capital gain, as the result of the settlement of any award under the 2007 Plan, the Company will be entitled to a deduction equal to the amount of income recognized by the participant.
      Other Tax Considerations. Internal Revenue Code Section 162(m) places a $1,000,000 annual limit on the compensation deductible by the Company paid to covered employees (as described above). The limit, however, does not apply to “qualified performance-based compensation”. The Company believes that awards of stock options, SARs and other awards payable upon the attainment of performance goals under the 2007 Plan will qualify as qualified performance-based compensation. Also, awards that are granted, accelerated or enhanced upon the occurrence of a change in control may give rise, in whole or in part, to “excess parachute payments” within the meaning of Internal Revenue Code Section 280G and, to such extent, will be non-deductible by the Company and subject to a 20% excise tax on the participant.
      State and local tax consequences may in some cases differ from the federal tax consequences. In addition, awards under the 2007 Plan may be made to participants who are subject to tax in jurisdictions other than the United States and may result in consequences different from those described above.
      The foregoing summary of the income tax consequences in respect of the 2007 Plan is for general information only. Interested parties should consult their own advisors as to specific tax consequences, including the application and effect of foreign, state and local tax laws.
      The Board of Directors recommends a vote “FOR” approval of the Unisys Corporation 2007 Long-Term Incentive and Equity Compensation Plan.

EQUITY COMPENSATION PLAN INFORMATION
      The following table sets forth information as of December 31, 2006 with respect to compensation plans under which Unisys common stock is authorized for issuance.

					Number of securities
	Number of securities				remaining available for
	to be issued		Weighted-average		future issuance under
	upon exercise of		exercise price of		equity compensation plans
	outstanding options,		outstanding options,		(excluding securities
	warrants and rights		warrants and rights		reflected in column (a))
Plan category	(a)		(b)		(c)

Equity compensation
plans approved by	37.156 million	(1)	$17.39	(3)
security holders	2.079 million	(2)	$0		5.940 million	(4)
Equity compensation
plans not approved	6.033 million	(6)	$10.61
by security holders(5)	0.145 million	(7)	$0		0
Total	45.413 million		$16.44		5.940 million

(1)	Represents stock options, including options for approximately 994 shares granted under compensation plans assumed in connection with acquisitions.

(2)	Represents restricted share units and stock units.

(3)	Weighted-average exercise price of outstanding options under compensation plans assumed in connection with acquisitions is $28.25.

(4)	All shares are issuable under the 2003 Plan.

(5)	Comprises the Unisys Corporation Director Stock Unit Plan (the “Stock Unit Plan”) and the 2002 Stock Option Plan (the “2002 Plan”). Under the Stock Unit Plan, directors received a portion of their annual retainers and attendance fees in common stock equivalent units. The Stock Unit Plan was terminated in 2004, and stock units are now granted to directors under the 2003 Plan, approved by stockholders in 2003. Under the 2002 Plan, stock options could be granted to key employees other than elected officers to purchase the Company’s common stock at no less than 100% of fair market value at the date of grant. Options generally had a maximum duration of ten years and were exercisable in four equal annual installments beginning one year after the date of grant. The 2002 Plan was replaced by the 2003 Plan in 2003. No further awards will be made under either the Stock Unit Plan or the 2002 Plan, and no shares (other than shares subject to outstanding options and other awards previously made) are available for future issuance under either plan.

(6)	Represents options granted under the 2002 Plan.

(7)	Represents stock units granted under the Stock Unit Plan.

STOCKHOLDER PROPOSAL
(Corporate Political Contributions and Trade Association Payments)
      The Calvert Social Index Fund, 4550 Montgomery Avenue, Bethesda, MD 20814, beneficial owner of 3,375 shares of the Company’s common stock, has proposed the adoption of the following resolution:
      Resolved, that the shareholders of Unisys Corporation (“Company”) hereby request that the Company provide a report, updated semi-annually, disclosing the Company’s:

1.	Policies and procedures for political contributions and expenditures (both direct and indirect) made with corporate funds.

2.	Monetary and non-monetary political contributions and expenditures not deductible under section 162(e)(1)(B) of the Internal Revenue Code, including but not limited to contributions to or expenditures on behalf of political candidates, political parties, political committees and other political entities organized and operating under 26 USC Sec. 527 of the Internal Revenue Code and any portion of any dues or similar payments made to any tax exempt organization that is used for an expenditure or contribution if made directly by the corporation would not be deductible under Section 162(e)(1)(B) of the Internal Revenue Code. The report shall include the following:

a.	An accounting of the Company’s funds that are used for political contributions or expenditures as described above;

b.	Identification of the person or persons in the Company who participated in making the decisions to make the political contribution or expenditure; and

c.	The internal guidelines or policies, if any, governing the Company’s political contributions and expenditures.
The report shall be presented to the board of directors’ audit committee or other relevant oversight committee and posted on the company’s website to reduce costs to shareholders.
Stockholder Supporting Statement
      As long-term shareholders of Unisys Corporation, we support policies that apply transparency and accountability to corporate spending on political activities. Such disclosure is consistent with public policy and in the best interest of the Company’s shareholders.
      Company executives exercise wide discretion over the use of corporate resources for political activities. These decisions involve political contributions, called “soft money,” and payments to trade associations and related groups that are used for political activities. Most of these expenditures are not disclosed. According to the Center for Political Accountability (http://policialaccountability.net), Unisys Corporation has contributed more than $135,000 in corporate funds since the 2002 election cycle. However, its payments to trade associations used for political activities are undisclosed and unknown. These activities include direct and indirect political contributions to candidates, political parties or political organizations; independent expenditures; or electioneering communications on behalf of a federal, state or local candidate. The result: shareholders and, in many cases, management do not know how trade associations use their company’s money politically. The proposal asks the Company to disclose its political contributions and payments to trade associations and other tax-exempt organizations.

      Absent a system of accountability, company assets can be used for political objectives that are not shared by and may be inimical to the interests of the Company and its shareholders. Relying on publicly available data does not provide a complete picture of the Company’s political expenditures. The Company’s Board and its shareholders need complete disclosure to be able to fully evaluate the political use of corporate assets. Thus, we urge your support for this critical governance reform.
Statement of Unisys in Opposition to Stockholder Proposal
      The Board of Directors has considered the above proposal and recommends that you vote against it for the following reasons:
      Amounts the Company spends on political contributions and trade association memberships are insignificant in comparison to the size and scope of its business. Unisys has in place effective reporting and compliance procedures to ensure that it makes contributions in accordance with applicable laws. While the Company pays membership dues and fees for services such as educational programs to trade associations, it does not make political contributions through them.
      The Unisys Code of Ethics and Business Conduct, which is available at http://www.unisys.com/common/investors/other/Code of Ethics.pdf, addresses Unisys policies and procedures for political contributions and activity. Under this policy, no Company funds, products, services or other resources may be contributed directly or indirectly to any elected officials, political candidates or parties at the U.S. federal level.
      Unisys has established a Political Action Committee (PAC) in the United States called the Unisys Employees Political Action Committee. The Unisys PAC accepts employee contributions in order to make political contributions to U.S. federal candidates supportive of the interests of Unisys employees. All contributions to the PAC are voluntary and are reported in filings with the Federal Election Commission, which are publicly available.
      Outside the United States, and within the United States at the state and local levels, corporate resources may in certain circumstances be contributed to elected officials, political candidates or parties to the extent permitted by law and in accordance with Company policy. Unisys publicly discloses information about these contributions as required by applicable law.
      Implementation of the proposal would involve additional time and expense to the Company with little, if any, corresponding benefit for stockholders. Accordingly, the Board believes there is no need for the Company to use its financial and other resources to provide additional information.
      The Board of Directors recommends a vote “AGAINST” the adoption of the foregoing stockholder proposal.
STOCKHOLDER PROPOSAL
(Sustainability Report)
      The New York City Employees’ Retirement System, the New York City Teachers’ Retirement System, the New York City Police Pension Fund, the New York City Fire Department Pension Fund and the New York City Board of Education Retirement System, c/o the Office of the Comptroller of the City of New York, 1 Centre Street, New York, NY 10007-2341, beneficial owners, collectively, of 929,188 shares of the Company’s common stock, have proposed the adoption of the following resolution:
WHEREAS:
Investors increasingly seek disclosure of companies’ social and environmental practices in the belief that they impact shareholder value. Many investors believe companies that are good employers, environmental stewards, and corporate citizens are more likely to be accepted in their communities and to prosper long-term. According to Innovest, an environmental investment research consultant, major investment firms including ABN-AMRO, Neuberger Herman, Schroders, T. Rowe Price, and Zurich Scudder subscribe to information on companies’ social and environmental practices.
Sustainability refers to development that meets present needs without impairing the ability of future generations to meet their own needs. The Dow Jones Sustainability Group defined corporate sustainability as “a business approach that creates long-term shareholder value by embracing opportunities and managing risks deriving from economic, environmental and social developments.”
Globally, approximately 1,900 companies produce reports on sustainability issues (www.corporateregister.com), including more than half of the global Fortune 500 (KPMG International Survey of Corporate Responsibility Reporting 2005).
Companies increasingly recognize that transparency and dialogue about sustainability are elements of business success. For example, Unilever’s Chairman stated in a 2003 speech, “So when we talk about corporate social responsibility, we don’t see it as something business “does” to society but as something that is fundamental to everything we do. Not just philanthropy or community investment, important though that is, but the impact of our operations and products as well as the interaction we have with the societies we serve.”
An October 6, 2004 statement published by social research analysts reported that they value public reporting because “we find compelling the large and growing body of evidence linking companies’ strong performance addressing social and environmental issues to strong performance in creating long-term shareholder value...We believe that companies can more effectively communicate their perspectives and report performance on complex social and environmental issues through a comprehensive report than through press releases and other ad hoc communications.” (www.socialinvest.org)
      RESOLVED: Shareholders request that the Board of Directors issue a sustainability report to shareholders, at reasonable cost, and omitting proprietary information, by December 31, 2007.
Supporting Statement
The Report should include the company’s definition of sustainability, as well as a company-wide review of company policies, practices, and indicators related to measuring long-term social and environmental sustainability.
We recommend that the company use the Global Reporting Initiative’s Sustainability Reporting Guidelines (“The Guidelines”) to prepare the report. The Global Reporting Initiative (www.globalreporting.org) is an international organization with representatives from the business, environmental, human rights, and labor communities. The Guidelines provide guidance on report content, including performance in six categories (direct economic impacts, environmental, labor practices and decent work conditions, human rights, society, and product responsibility). The Guidelines provide a flexible reporting system that permits the omission of content that is not relevant to company operations. Almost 900 companies use or consult the Guidelines for sustainability reporting.
Statement of Unisys in Opposition to Stockholder Proposal
      The Board of Directors has considered the above proposal and recommends that you vote against it for the following reasons:
      Unisys understands that social responsibility enhances the Company’s reputation and strengthens long-term relationships with clients, partners and others, who prefer doing business with a responsible corporate citizen. The Company’s existing social responsibility and environmental practices already adequately address the concerns raised in this stockholder proposal. Unisys provides information on those practices at http://www.unisys.com/about unisys/commitments/index.htm. We review and update the information we provide annually.
      For the fifth consecutive year, Unisys has earned a place in the Dow Jones Sustainability World Index. The purpose of this index is to provide investors with an independent benchmark based on economic, environmental and social criteria, and the Company’s selection recognizes its proactive policies in responsibly managing the economic, environmental and social aspects of doing business. The index includes approximately 300 companies worldwide (of 2,500 considered for inclusion). Only 23 technology companies (including Unisys) are included in the index, nine of which are U.S. companies. In the computer services and Internet industry, only three companies (including Unisys) are in the index.
      The Company’s Code of Ethics and Business Conduct and its Environmental Safety and Health policies codify its culture of conducting business as a responsible citizen, ensuring compliance with applicable governmental environmental, safety and health requirements, building a business environment where diversity is respected, sought and valued, and providing a safe and healthy workplace. Unisys has a staff of skilled professionals who are responsible for identifying and resolving environmental, safety and health issues in a timely, cost-effective and technically sound manner.
      Unisys believes in conducting business with respect and concern for the environment. We take a proactive role in maintaining a safe and healthy workplace, operating our facilities in an environmentally sound manner, and promoting programs that support environmental stewardship. For example, the Company promotes recycling programs worldwide and frequently incorporates recycled materials into its products. In fact, since 1997, more than 26 million pounds of obsolete products have been collected and processed through Unisys parts-recovery facilities and third party recycling operations, with many of the parts refurbished for future use. Unisys instituted programs for recovery and recycling of end-of-life electronic products well in advance of any governmental directives or regulations, and it is committed to complying with governmental legislative and regulatory requirements for providing environmentally sound recovery, recycling, and disposal of customer end-of-life Unisys name-branded electrical and electronic equipment.
      In designing its products, Unisys follows programs to ensure that parts it obtains from external sources and uses in its products comply with applicable regulatory requirements as they evolve around the globe. These programs have resulted in a significant reduction in the presence of hazardous substances in our supplier parts. In addition, Unisys uses environmentally safe packing materials and shipping cartons.

      Unisys has successfully implemented an energy management program to reduce energy consumption throughout the company. It participates in the Environmental Protection Agency’s Green Lights program, which encourages the use of energy-saving lighting fixtures, light motion sensors and other sophisticated energy management systems. It has expanded use of Internet-based training and video conferencing, which has reduced employee travel, consequently reducing air pollution. The Company’s Flexible Workplace program allows employees to work from home, which reduces the emissions associated with commuting to the office. This program also provides a work-life balance for employees.
      Unisys has long supported science and technology education in the community. The Company is proud of its long history of support for The Franklin Institute Science Museum in Philadelphia, and of its efforts to preserve its records of the early years of the computer industry and make them available to the public for research purposes.
      Unisys has a long history of support for United Way agencies in communities where employees live and work. In 2005, Unisys made a special contribution to the Red Cross to support relief efforts in the wake of Hurricane Katrina’s devastation along the U.S. Gulf Coast. The Company is a founding donor of the National Constitution Center in Philadelphia, an independent, non-partisan national organization dedicated to increasing public understanding of, and appreciation for, the U.S. Constitution and its history and contemporary relevance. The Company supports employee diversity councils, whose leadership spans gender, ethnicity and cultures.
      In summary, for a considerable number of years Unisys has been proactive in responsibly managing the economic, environmental and social aspects of doing business. The Company publicly discloses its social responsibility and environmental practices on its web site and, for the past five years, has been named to the Dow Jones Sustainability World Index. Producing an additional report of the nature described in the stockholder proposal is unnecessary and would be costly and time-intensive. The Company believes that its corporate resources should be put to more productive use.
      The Board of Directors recommends a vote “AGAINST” the adoption of the foregoing stockholder proposal.

SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
      Shown below is information with respect to persons or groups that beneficially own more than five percent of Unisys common stock. This information is derived from Schedules 13D and 13G filed by such persons or groups.

Name and Address of	Number of Shares		Percent
Beneficial Owner	of Common Stock		of Class

Brandes Investment Partners, L.P.	44,890,036	(1)	13.03
Brandes Investment Partners, Inc. Brandes Worldwide Holdings, L.P. Charles H. Brandes Glenn R. Carlson
Jeffrey A. Busby 11988 El Camino Real, Suite 500 San Diego, CA 92130

Black Rock, Inc.	36,830,620	(2)	10.69
(on behalf of its investment advisory subsidiaries) 40 East 52nd Street New York, NY 10022

MMI Investments, L.P.	20,621,700	(3)	6.0
MCM Capital Management, LLC 1370 Avenue of the Americas New York, NY 10019

(1)	Shared dispositive power has been reported for 44,890,036 shares. Shared voting power has been reported for 33,524,053 shares.

(2)	Shared dispositive and shared voting power has been reported for all shares.

(3)	Sole voting and sole dispositive power has been reported for all shares.

     Shown below are the number of shares of Unisys common stock (or stock units) beneficially owned as of February 28, 2007, by all directors and nominees, each of the executive officers named on page 33, and all directors and current officers of Unisys as a group. No individual named below beneficially owns more than one percent of the outstanding shares of Unisys common stock. All directors and officers as a group beneficially own 1.7% of the shares of Unisys common stock deemed outstanding.

		Additional Shares of
	Number of Shares	Common Stock Deemed
Beneficial Owner	of Common Stock(1)(2)	Beneficially Owned(1)(3)

Greg J. Baroni	24,902	420,000
Peter Blackmore	11,716	500,000
J. P. Bolduc	35,162	68,000
James J. Duderstadt	32,525	68,000
Henry C. Duques	70,959	68,000
Matthew J. Espe	11,456	24,000
Denise K. Fletcher	19,076	48,000
Janet B. Haugen	36,057	750,000
Randy J. Hendricks	23,963	415,000
Edwin A. Huston	36,211	68,000
Clayton M. Jones	12,431	24,000
Leslie F. Kenne	5,133	0
Theodore E. Martin	91,586	68,000
Joseph W. McGrath	77,632	1,815,000
All directors and officers as a group	609,601	6,193,500

(1)	Includes shares reported by directors and officers as held directly or in the names of spouses, children or trusts as to which beneficial ownership may have been disclaimed.
(2)	Includes:
	(a)	Shares held under the Unisys Savings Plan, a qualified plan under Sections 401(a) and 401(k) of the Internal Revenue Code, as follows: Mr. Baroni, 178; Ms. Haugen, 2,925; Mr. Hendricks, 2,156; Mr. McGrath, 2,862; officers as a group, 23,452. With respect to such shares, plan participants have authority to direct voting.
	(b)	Stock units deferred under a Unisys deferred compensation plan as follows: Mr. McGrath, 34,894; officers as a group, 34,894. Deferred stock units are payable in shares of Unisys common stock upon termination of employment or on a date specified by the executive. They may not be voted.
	(c)	Stock units, as described on page 44, for directors as follows: Mr. Bolduc, 27,029; Dr. Duderstadt, 26,342; Mr. Duques, 60,826; Mr. Espe, 6,323; Ms. Fletcher, 13,943; Mr. Huston, 30,078; Mr. Jones, 7,298; and Mr. Martin, 66,453. They may not be voted.
	(d)	Restricted stock units that vested on March 8, 2007 as follows: Mr. Baroni, 8,212; Mr. Blackmore, 11,022; Ms. Haugen, 8,674; Mr. Hendricks, 8,308; Mr. McGrath, 27,037; officers as a group, 84,940.
(3)	Shares shown are shares subject to options exercisable within 60 days following February 28, 2007.

EXECUTIVE COMPENSATION
Compensation Discussion & Analysis
Compensation Philosophy
      The Company’s executive compensation program is based upon the following objectives:

•	attract and retain executives responsible for the Company’s long-term success;

•	reward executives for achieving both financial and strategic company goals;

•	align executive and stockholder interests through long-term, equity-based plans; and

•	provide a compensation package that recognizes individual contributions as well as overall business results.
Given these objectives, the Company’s executive compensation program is designed to provide a mix of fixed compensation and at-risk compensation that is heavily weighted towards variable compensation tied to the achievement of specific business objectives and corporate financial goals (both short-term and long-term), as well as to the attainment of the executive’s individual performance objectives. To that end, the principal components of executive officer compensation are:

•	base salary;

•	annual cash incentives tied to annual corporate and individual performance; and

•	long-term incentives in the form of restricted stock units, stock options and/or other stock-based awards designed to give the executive a continuing stake in the long-term success of the Company and to align the executive’s interests with those of stockholders.
In addition, executive officers receive other benefits that the Company believes are reasonable and consistent with its overall compensation program. These include supplemental retirement programs, executive life insurance and executive perquisites.
      The Company’s executive compensation program also takes into account the compensation practices of companies with which Unisys competes or could compete for executive talent. In establishing total compensation for executive officers, the Compensation Committee reviews total annual compensation, as well as each component of total compensation, against executive compensation benchmarking data provided by Towers Perrin, the committee’s outside compensation consultant. The benchmark data reflect median compensation levels for persons holding comparable positions at the benchmark companies. The benchmark companies consist of the approximately 25 companies in the Towers Perrin TriComp survey (companies that are principally in the businesses of systems integration and consulting, information technology outsourcing, infrastructure services and hardware technology) and approximately 55 companies from a variety of industries that are comparable to the Company in terms of revenue size and global scope. In general, total target compensation, as well as each element of total compensation, is intended to be consistent with the median for the benchmark companies. However, because both individual and corporate performance are taken into account in determining compensation, any given executive can be compensated at, above or below the median benchmark levels. For 2006, base salaries and annual incentive targets were generally in line with the benchmark companies. For the reasons set forth below, long-term incentive targets were below the benchmark levels, and, as a result, total target compensation was below competitive levels.
      In addition to reviewing executive officer compensation against the benchmark data from the two peer groups, the Compensation Committee also solicits input from the Company’s president and chief executive officer regarding total compensation for those executives reporting directly to him.
Principal Components of Executive Officer Compensation
      As set forth above, the principal elements of the Company’s executive compensation program consist of base salary, annual variable cash incentives and long-term incentive compensation. Each element of compensation is reviewed individually and considered collectively with the other elements of the Company’s compensation program to ensure that it is consistent with the goals and objectives of both that particular element of compensation and the overall compensation program.
Base Salary
      Base salaries for elected officers are initially determined by evaluating the responsibilities of the position held and the experience of the individual and comparing such salaries to the benchmark compensation data. Increases in salary are based on the Compensation Committee’s evaluation of such factors as the level of responsibility, individual performance, pay levels of both the executive in question and other similarly situated executives and the benchmark compensation data. In February 2006, each of the Named Officers listed in the Summary Compensation table on page 33 received increases in base salary. Except for Mr. Blackmore and Mr. Baroni, these increases represented an approximately 5% increase over 2005 salary. Each of Mr. Blackmore and Mr. Baroni received a greater percentage increase to put his base salary in line with benchmark base salaries. The amount of each increase and the resultant base salary for 2006 were as follows:

Name	Amount of Increase	2006 Base Salary

Joseph W. McGrath	$50,000	$950,000
President and Chief Executive Officer

Janet B. Haugen	$25,000	$525,000
Senior Vice President and Chief Financial Officer

Peter Blackmore	$100,000	$600,000
Executive Vice President

Greg J. Baroni	$68,000	$500,000
Senior Vice President

Randy J. Hendricks	$25,000	$500,000
Senior Vice President
Variable Annual Incentive Compensation
      During 2006, all of the Company’s elected officers participated in the Company’s executive variable compensation plan (“EVC Plan”) and the Company’s turnaround incentive program.

      EVC Plan
      The EVC Plan’s purpose is to motivate and reward elected officers and other key executives for the attainment of corporate and/or individual performance goals. Under the plan, the Compensation Committee has the discretion to determine the conditions (including performance objectives) applicable to annual award payments and the amounts of such awards. The amount of incentive compensation awards payable under the plan depends upon (1) a participant’s target annual incentive, (2) the amount of funding the Company makes available for the plan and (3) individual performance. Individual targets for elected officers are approved by the committee and are intended to be in line with benchmark levels and to take into account the responsibilities of the individual’s position. For 2006, target award amounts, which are typically stated as a percentage of base salary, were as follows for the Named Officers: Joseph M. McGrath — 100%; Janet B. Haugen — 85%; Peter Blackmore — 85%; Greg J. Baroni — 85%; Randy J. Hendricks — 85%.
      The extent to which the Company makes funding available for the plan depends upon the degree to which the Company achieves performance targets approved by the Compensation Committee at the beginning of each year. For 2006, the committee determined that awards under the plan would be funded if the Company met certain revenue and pre-tax profit performance targets (exclusive of pension expense, gains from divestitures and restructuring charges) that were based on the Company’s Board-approved operating and strategic plans. Each target was weighted 50%. Threshold, target and maximum performance levels were set for each criterion. The amount of funding to be made available in respect of each criterion could range from 50% of the total target awards (if threshold performance levels were met) to 150% (if maximum levels were achieved). Performance at the target levels would result in funding at 100%. No funding would be provided by the Company in respect of a criterion if performance was below the threshold level. In addition, the committee determined that if pre-tax profit at the target level was not achieved, all funding for the year would be reduced by 50%. Both the pre-tax profit and revenue goals were subject to adjustment by the chief executive officer and the Compensation Committee for one-time and extraordinary items. Assuming available funding, the amount of awards granted to individual executives would then depend upon individual performance and could range from 0% to 150% of the funded target amounts.
      For 2006, the Company’s revenue was below the threshold level, and therefore the Company made funding available only in respect of pre-tax profit. In determining the amount of funding the Company should make available, the Compensation Committee considered the differences between actual results and operating plan assumptions regarding divestitures and restructurings. As a result, the total amount of funding made available was approximately 17% of the total target amount. Given the limited amount of funds available for payments to EVC Plan participants, the Compensation Committee determined not to pay EVC awards to the Company’s officers, including the Named Officers, in respect of 2006 because these individuals also participated in the 2006 turnaround cash incentive program discussed below.
      2006 Turnaround Cash Incentive Program
      On February 9, 2006, the Compensation Committee approved a turnaround cash incentive program to incent certain key employees of the Company, including the Named Officers, to execute the turnaround of the Company. Under this program, up to $12.6 million in the aggregate was made available for payment as a turnaround incentive. Amounts actually payable to a participant would depend primarily on the participant’s achievement of individual revenue, cost management and/or cash management targets for 2006. Participants could receive from 0 to 100% of the target award depending on the degree to which their incentive targets were achieved. Payments under this program were subject to the discretion of the Compensation Committee and the chief executive officer. In February 2007, the Compensation Committee determined, based on the overall achievement by all participants of the incentive targets, that the total amount payable to all participants would be 80% of the total target award amount. The target award amount for each Named Officer is set forth in the Grants of Plan-Based Awards table under the heading “Estimated Future Payouts Under Non-Equity Incentive Plan Awards”, and the amount actually payable to each Named Officer under the program is set forth in the Summary Compensation Table under the heading “Non-Equity Incentive Plan Compensation”.
Long-Term Incentive Awards
      Long-term incentives in the form of equity-based compensation are intended to ensure that the Company’s executives have a continuing stake in the long-term success of the Company and to align their interests with those of stockholders. In 2006, long-term incentives generally took the form of restricted stock unit awards (“RSUs”) that vest into shares of Unisys stock after certain restrictions lapse or performance goals are met. Prior to 2006, the Company had generally granted long-term incentive awards in the form of stock options. The Company elected to grant RSUs instead of stock options in 2006 because RSUs are perceived by employees to have a greater value than stock options, and the Company could grant fewer RSUs for the same amount of expense, but lower dilution. In 2006, the Company granted stock options only to certain newly hired employees as part of their new hire compensation package.
      In determining RSU awards made to the elected officers, the Compensation Committee considered the number of shares available for grant under the Company’s long-term incentive plan, the potential dilutive impact of grants, the financial expense caused by such grants and the appropriate allocation of grants among elected officers and all other eligible employees. The committee also considered the benchmark data in setting the general parameters for awards. The individual awards within these parameters depended upon the committee’s assessment of the individual’s performance. The 2006 grant for elected officers was below the median for the benchmark companies, primarily because the Company did not want to incur the additional compensation expense that would have been required to be recorded if the grants had been larger. The total number of RSUs granted to each Named Officer in 2006 is set forth in the Grants of Plan-Based Awards Table, under the headings “Estimated Future Payouts Under Equity-Incentive Plan Awards” and “All Other Stock Awards”.
      For 2006, 75% of the RSU award was a performance-based award, in keeping with the Company’s emphasis on tying compensation to the achievement of corporate financial goals, and 25% of the RSU award was a time-based award. The time-based portion vests into shares of Unisys common stock in three equal annual installments beginning with the first anniversary of the date of the grant and requires that the executive remain with the Company over this time period to receive the award. The performance-based portion also vests into shares of Unisys common stock in three equal annual installments beginning with the first anniversary of the date of grant, but vesting depends upon the degree to which pre-tax profit (exclusive of pension expense, gains from divestitures and restructuring charges) and/or revenue growth rate goals are met in the related 2006, 2006-2007 and 2006-2008 performance periods. Threshold, target and maximum performance levels were set for each of the two performance measures for each performance period, and each performance measure was weighted 50%. Performance-based units will be converted into shares at rates ranging from 0.5 shares per unit if the threshold level is met to 1.0 share per unit if the target level is met and to 1.5 shares per unit if the maximum level is met. No shares will be issued if threshold levels are not achieved.
      For 2006, the Company’s pre-tax profit performance was at target, and revenue was below threshold. Therefore, the performance-based RSUs associated with the 2006 performance period were converted into shares at a ratio of 0.5 shares per unit (1.0 share for each unit based on pre-tax profit and no shares for units based on revenue growth). Based on 2006 performance, the Company anticipates that pre-tax profit goals for the remaining performance periods are achievable at target and that the Company will need to over perform against its operating and strategic plans in order to achieve the revenue targets.
Stock Ownership Guidelines
      Since 1998, the Company has had stock ownership guidelines in place for both directors and elected officers in order to more closely link their interests with those of stockholders. Under the guidelines, as revised in 2005, elected officers are expected to own a specified number of shares of Unisys stock as follows: chief executive officer — 200,000 shares; executive vice presidents — 75,000 shares; senior vice presidents — 45,000 shares; vice presidents — 25,000 shares. Stock options, including vested stock options, and restricted stock units do not count toward fulfillment of the ownership guidelines. The ownership guidelines are expected to be met by 2010, or within five years for newly elected officers. The Compensation Committee reviews compliance with the guidelines on an annual basis. The number of shares owned by each of the Named Officers is set forth in the stock ownership table on page 26.
Stock Option/ RSU Granting Practices
      As set forth above, in 2006, long-term incentives generally took the form of RSUs, rather than stock options, and stock options were granted only to certain newly hired employees as part of their compensation package. Prior to 2006, the Company had primarily granted long-term incentives in the form of stock options. The most prevalent form of stock option grant was the annual grant made to executives. The annual grants were approved at a specified, regularly scheduled meeting of the Compensation Committee early each year. Since 2000, annual stock option grants had been approved at the February meeting; prior to 2000, annual grants were approved at the April meeting. For grants in the United States, the grant date was always the date of the meeting, and the exercise price was at least 100% of the fair market value (calculated as the average of the quoted high and low sales prices on the New York Stock Exchange) of Unisys common stock on the date of grant. The dates of regularly scheduled board and committee meetings are generally determined many months in advance as part of the normal board calendaring process.
      Stock options granted as part of the hiring process have a grant date no earlier than the date of approval, have an exercise price at least equal to fair market value on the date of grant and, except as noted below, are approved by the Compensation Committee or the Board of Directors. New hire stock option grants are typically reviewed and approved by the Compensation Committee at its regularly scheduled meetings. For these grants, the date of grant is the date of the meeting, if the individual receiving the grant has already commenced employment at Unisys. If the individual has not yet commenced employment, the date of grant is the business day following the individual’s first day of employment. The Compensation Committee has also delegated to the Company’s chief executive officer the authority to grant a limited number of stock options during the year to eligible individuals (other than the chief executive officer, his direct reports and their direct reports). The committee’s delegation of authority specifies that for these stock options the grant date will be either (1) the first business day of the month following the date of the chief executive officer’s approval, if the individual has commenced employment at Unisys, or (2) if the individual has not yet commenced employment, the first business day of the month following the individual’s date of hire. The chief executive officer has no discretion with respect to choosing the grant date, and in all cases, the date of grant occurs after the date the grantee commences employment with Unisys.
      2006 was the first year in which long-term incentive awards primarily took the form of RSUs. As with stock options, the principal award was the annual grant to executives. In 2006, this grant was not made at the February meeting because this was the first time that performance-based units were to be granted, and the performance criteria had not yet been finalized. The grant was made on March 8, 2006, on the day the Compensation Committee approved the performance targets. As with stock options, RSUs are also granted as part of the hiring process. The same procedures regarding timing of stock option grants to new employees also apply with respect to RSUs granted to new hires.
Other Benefits
      Elected officers participate in the retirement programs discussed below under “Pension Benefits” and “Non-Qualified Deferred Compensation”. In addition, the Company has historically offered life insurance benefits to executive officers through split-dollar and later through corporate-owned life insurance. All split-dollar life policies for current executives are being converted to corporate-owned life insurance policies in 2007. Life insurance premiums paid in 2006 for each of the Named Officers are disclosed in the footnotes to the Summary Compensation Table. Perquisites provided to executive officers include car allowance, club memberships, financial counseling/tax preparation services, annual physical and umbrella liability insurance.
Deductibility of Executive Compensation
      Section 162(m) of the Internal Revenue Code imposes a $1 million annual limit on the amount of compensation that may be deducted by the Company with respect to each Named Officer employed as of the last day of the applicable year. The limitation does not apply to compensation based on the attainment of objective performance goals.
      The Company’s 2003 Long-Term Incentive and Equity Compensation Plan and the proposed 2007 Long-Term Incentive and Equity Compensation Plan that has been submitted to stockholders for their approval at the 2007 annual meeting permit the Compensation Committee to design compensation awards to Named Officers that will meet the requirements of Section 162(m) of the Internal Revenue Code. The committee may grant awards under the plans that meet the requirements of Section 162(m) of the Internal Revenue Code at such times as the committee believes that such awards are in the best interests of the Company. The committee has considered the impact of the deduction limitation and has determined that it is not in the best interests of the Company or its stockholders to base compensation solely on objective performance criteria. Rather, the committee believes that it should retain the flexibility to base compensation on its subjective evaluation of performance as well as on the attainment of objective goals.

Compensation Committee Report
      The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with management. Based on such review and discussion, the committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.
Compensation Committee
James J. Duderstadt
Clayton M. Jones
Theodore E. Martin
Summary Compensation Table
      The following table sets forth information concerning the total compensation paid to the chief executive officer, the chief financial officer and the other three most highly compensated executive officers of Unisys in 2006 (the “Named Officers”) for services rendered in all capacities to Unisys.

							Change in
							Pension
							Value and
						Non-	Non-
						Equity	qualified
						Incentive	Deferred
						Plan	Compen-	All Other
				Stock	Option	Compen-	sation	Compen-
Name and		Salary(1)	Bonus(1)	Awards(2)	Awards(2)	sation(3)	Earnings(4)	sation(5)	Total
Principal Position	Year	($)	($)	($)	($)	($)	($)	($)	($)

Joseph W. McGrath	2006	941,667	—	714,624	—	810,000	316,906	104,302	2,570,593
President and Chief Executive Officer
Janet B. Haugen	2006	520,833	—	199,416	—	300,000	78,528	24,578	1,044,827
Senior Vice President and Chief Financial Officer
Peter Blackmore	2006	583,333	—	396,216	—	475,000	264,311	144,275	1,598,824
Executive Vice President
Greg J. Baroni	2006	488,667	—	200,853	—	380,000	214,327	110,969	1,180,489
Senior Vice President
Randy J. Hendricks	2006	495,833	—	199,416	—	500,000	173,211	64,380	1,259,629
Senior Vice President

(1)	Amounts shown include compensation deferred under the Unisys Savings Plan or a Unisys deferred compensation plan.

(2)	Amounts shown are the amounts recognized for financial statement reporting purposes with respect to 2006 in accordance with FAS 123R except that no estimates for forfeitures in respect of service-based vesting have been taken into account. For a discussion of the assumptions made in such valuation, see note 18 to the Company’s 2006 financial statements. For more details, see the Grants of Plan-Based Awards Table below.

(3)	Amounts shown are payouts under the turnaround incentive program discussed following the Grants of Plan-Based Awards Table.

(4)	Amounts shown are the change in pension value only.

(5)	Amounts shown for each Named Officer are tax reimbursements, executive life Insurance premiums, company matching contributions under the Unisys Savings Plan and perquisites. For Mr. McGrath, amount includes tax reimbursements of $15,458, executive life Insurance premiums of $36,026, company matching contributions under the Unisys Savings Plan of $4,400, and perquisites of $48,418, which consist of car allowance, financial counseling reimbursement, executive physical, country club dues, luncheon club dues, commuting expenses, umbrella liability insurance premium and company aircraft usage. For Ms. Haugen amount includes tax reimbursements of $2,864, executive life insurance premiums of $8,899, company matching contributions under the Unisys Savings Plan of $4,400, and perquisites of $8,415, which consist of car allowance and umbrella liability insurance premium. For Mr. Blackmore, amount includes tax reimbursements of $11,765, executive life insurance premiums of $66,946, temporary housing allowance of $6,000 and perquisites of $59,564, which consist of car allowance, country club dues, luncheon club dues, financial counseling reimbursement, commuting expenses, umbrella liability insurance premium and company aircraft usage of $25,247. For Mr. Baroni, amount includes executive life Insurance premiums of $52,400 and perquisites of $58,569, which consist of car allowance, umbrella liability insurance premium and company aircraft usage of $50,154. For Mr. Hendricks, amount includes tax reimbursements of $9,332, executive life insurance premiums of $40,433, company matching contributions under the Unisys Savings Plan of $4,400 and perquisites of $10,215, which consist of car allowance, financial counseling reimbursement, country club dues and umbrella liability insurance premium. The incremental cost to the Company of personal use of company aircraft was calculated by multiplying the average cost per mile flown on company aircraft by the number of miles attributable to the individual’s personal use of the aircraft. The Company determines average cost per mile based on operational costs such as cost of fuel, trip-related maintenance, crew travel expense, on-board catering, landing fees and trip-related hangar and parking costs. Because the company aircraft are used primarily for business travel, the incremental cost calculations do not include any fixed costs that do not change based on usage, such as pilots’ salaries, aircraft lease payments and the cost of maintenance not related to trips. Miles attributable to the individual include miles actually flown by the individual, as well as any related “deadhead” legs, where the aircraft flies empty to pick up the individual and/or to return to its home base.

Grants of Plan-Based Awards
      The following table sets forth information on grants of plan-based awards during 2006 to the Named Officers.

								All Other	All Other
								Stock	Option		Grant Date
		Estimated Future Payouts			Estimated Future Payouts			Awards:	Awards:	Exercise	Fair Value
		Under Non-Equity Incentive			Under Equity Incentive Plan			Number of	Number of	or Base	of Stock
		Plan Awards			Awards			Shares of	Securities	Price of	and
								Stock or	Underlying	Option	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/sh)	($)

Joseph W. McGrath	2/9/06		900,000
	3/8/06				75,000	150,000	225,000	50,000			1,333,000
Janet B. Haugen	2/9/06		300,000
	3/8/06				22,500	45,000	67,500	15,000			399,900
Peter Blackmore	2/9/06		500,000
	3/8/06				30,000	60,000	90,000	20,000			533,200
Greg J. Baroni	2/9/06		400,000
	3/8/06				22,500	45,000	67,500	15,000			399,900
Randy J. Hendricks	2/9/06		500,000
	3/8/06				22,500	45,000	67,500	15,000			399,900
      Awards shown under “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” are target award amounts under the Company’s turnaround incentive program, which was approved on February 9, 2006 to incent certain key employees to execute the turnaround of the Company. Under this program, amounts payable were dependent upon the achievement by each participant of individual revenue, cost management and/or cash management targets for 2006. Participants could receive from 0 to 100% of the target award depending on the degree to which their incentive targets were achieved. Amounts actually payable to each participant were determined in February 2007, and the amounts payable to each Named Officer are set forth in the Summary Compensation Table under the heading “Non-Equity Incentive Plan Compensation”.
      Awards shown under “Estimated Future Payouts Under Equity Incentive Plan Awards” are performance-based restricted stock units granted on March 8, 2006 under the Unisys Corporation 2003 Long-Term Incentive and Equity Compensation Plan. Performance-based units will vest into shares of Unisys common stock in three equal annual installments beginning with the first anniversary of the date of grant if pre-tax profit and/or revenue growth goals are achieved in the related 2006, 2006-2007 and 2006-2008 performance periods. Performance-based units will be converted into shares at a rate of 0 to 1.5 shares per unit depending on the degree to which the performance goals are met. As more fully discussed above in “Compensation Discussion and Analysis”, awards in respect of the 2006 performance cycle were converted into 0.5 shares per unit.
      Awards shown under “All Other Stock Awards” are time-based restricted stock units granted on March 8, 2006 under the Unisys Corporation 2003 Long-Term Incentive and Equity Compensation Plan. Time-based units will vest into shares of Unisys common stock in three equal annual installments beginning with the first anniversary of the date of grant.

Outstanding Equity Awards at Fiscal Year-End
      The following table shows equity awards to the Named Officers that were outstanding as of December 31, 2006.

						Stock Awards

									Equity
									Incentive
								Equity	Plan
								Incentive	Awards:
								Plan	Market
								Awards:	or
	Option Awards							Number	Payout
								of	Value of
			Equity					Unearned	Unearned
			Incentive			Number of	Market	Shares,	Shares,
			Plan			Shares or	Value of	Units or	Units or
	Number of	Number of	Awards:			Units of	Shares or	Other	Other
	Securities	Securities	Number of			Stock	Units of	Rights	Rights
	Underlying	Underlying	Securities			That Have	Stock That	That	That
	Unexercised	Unexercised	Underlying	Option		Not	Have Not	Have Not	Have Not
	Options	Options	Unexercised	Exercise	Option	Vested	Vested	Vested	Vested
	(#)	(#)	Options	Price	Expiration	(#)	($)	(#)	($)
Name	Exercisable	Unexercisable	(#)	($)	Date	(1)	(2)	(3)	(2)

Joseph W. McGrath	60,000			34.5938	1/6/2009	50,000	392,000	75,000	588,000
	20,000			30.1875	4/22/2009
	75,000			34.1250	2/17/2010
	75,000			18.5700	2/15/2011
	200,000			12.1050	2/14/2012
	200,000			24.2100	2/14/2012
	100,000			8.4150	2/13/2013
	85,000			14.2700	2/11/2014
	250,000			9.9750	12/22/2014
	150,000			7.6200	2/9/2010
	600,000			6.0500	12/19/2010
Janet B. Haugen	15,000			6.2500	4/23/2007	15,000	117,600	22,500	176,400
	25,000			22.7188	4/22/2008
	30,000			30.1875	4/22/2009
	40,000			34.1250	2/17/2010
	25,000			9.4063	7/27/2010
	50,000			18.5700	2/15/2011
	125,000			12.1050	2/14/2012
	125,000			24.2100	2/14/2012
	80,000			8.4150	2/13/2013
	75,000			14.2700	2/11/2014
	75,000			7.6200	2/9/2010
	100,000			6.0500	12/19/2010
Peter Blackmore	200,000			7.6200	2/9/2010	25,000	196,000
	300,000			6.0500	12/19/2010	20,000	156,800	30,000	235,200
Greg J. Baroni	140,000			8.1650	10/2/2011	15,000	117,600	22,500	176,400
	40,000			12.1050	2/14/2012
	20,000			8.4150	2/13/2013
	20,000			14.2700	2/11/2014
	200,000			6.0500	12/19/2010
Randy J. Hendricks	125,000			8.1650	10/2/2011	15,000	117,600	22,500	176,400
	25,000			12.1050	2/14/2012
	20,000			8.4150	2/13/2013
	15,000			14.2700	2/11/2014
	30,000			7.6200	2/9/2010
	200,000			6.0500	12/19/2010

(1)	Awards shown for Mr. Blackmore consist of (a) 25,000 restricted stock units that will vest 100% into shares of Unisys common stock on February 9, 2008 and (b) 20,000 time-based units described in more detail in the Grants of Plan-Based Awards Table, which will vest in three equal annual installments beginning on March 8, 2007. Awards shown for the other Named Officers are the time-based awards described in the Grants of Plan-Based Awards Table.

(2)	Market value reflects the $7.84 closing price of Unisys common stock on December 29, 2006.

(3)	All awards shown are the performance-based units described in more detail in the Grants of Plan-Based Awards table, which will vest in three equal annual installments beginning on March 8, 2007, if performance goals for each installment are met. The number of shares shown in this column is based on achieving threshold performance goals.

Option Exercises and Stock Vested
      The following table gives information on stock option exercises and the vesting of stock awards during 2006 for each of the Named Officers.

	Option Awards		Stock Awards

	Number of Shares		Number of Shares
	Acquired	Value Realized	Acquired	Value Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)	(#)	($)

Joseph W. McGrath	—	—	—	—
Janet B. Haugen	—	—	—	—
Peter Blackmore	—	—	—	—
Greg J. Baroni	—	—	—	—
Randy J. Hendricks	—	—	—	—
Pension Benefits
      Each Named Officer participates in three pension plans sponsored by Unisys in the United States:

•	Unisys Pension Plan (UPP) — a qualified defined benefit pension plan available to all U.S. employees who met eligibility requirements by December 31, 2006.

•	Unisys Corporation Supplemental Executive Retirement Income Plan (SERIP) — a nonqualified excess defined benefit plan available to all U.S. employees who met eligibility requirements by December 31, 2006 and whose qualified plan benefits are limited by the Internal Revenue Code or limited because they have deferred compensation under non-qualified plans. The plan is designed to make up for the benefit shortfall created by the Internal Revenue Code limits and the non-qualified deferrals of compensation.

•	Unisys Corporation Elected Officer Pension Plan (EOPP) — a nonqualified defined benefit plan available to all elected officers who met eligibility requirements by December 31, 2006. The plan is designed to provide a minimum target of retirement income for executives.
      The table below presents pension plan information as of December 31, 2006 for the Named Officers.

		Number of Years	Present Value of	Payments
		of Credited	Accumulated	During Last
Name	Plan Name	Service (#)	Benefit($)	Fiscal Year($)

Joseph W. McGrath	UPP SERIP EOPP	8.000 8.000 8.000	220,319 195,525 1,406,350	— — —
Janet B. Haugen	UPP SERIP EOPP	10.667 10.667 10.667	234,295 93,068 812,832	— — —
Peter Blackmore	UPP SERIP EOPP	1.917 1.917 1.917	12,950 18,548 324,570	— — —
Greg J. Baroni	UPP SERIP EOPP	5.250 5.250 5.250	97,970 93,264 511,112	— — —
Randy J. Hendricks	UPP SERIP EOPP	5.167 5.167 5.167	78,635 66,353 370,046	— — —

      The present value of the accumulated benefit has been determined assuming benefits commence as of the earliest date at which each executive is entitled to unreduced benefits in total from all three plans (the later of age 62 and achievement of vesting requirements). The calculations use the same actuarial assumptions used for financial disclosure requirements for the pension plans, except that the calculations assume that each of the above individuals will remain with the Company until such retirement date and therefore do not apply any decrements in respect of termination, disability and the like. Assumptions as to life expectancy are based on the RP2000 Mortality Table projected to 2010 for healthy males and females. The discount rate used is 6.02%. Where benefits are payable as a 50% contingent annuity without actuarial reduction, which is the case for EOPP participants who are married, benefits have been valued using actuarial factors assuming 80% of plan participants are married and assuming wives are three years younger than husbands.
      Mr. Blackmore’s years of credited service in the U.S. sponsored plans do not reflect his 16.583 years of service while employed with Unisys in the U.K. However, the U.K. service is reflected for vesting purposes in the U.S. plans.
      The following summarizes the benefits under the specific plans:
Unisys Pension Plan (UPP)
      Prior to December 31, 2006, all employees of Unisys were eligible to participate in the UPP on the January 1 or July 1 first following attainment of both age 21 and one year of service with Unisys. The plan was frozen effective December 31, 2006, and no new participants are now allowed.
      The UPP provides benefits under two benefit formulas:

1. For service beginning on or after January 1, 2003, benefits accrue each year under a cash balance formula under which a participant’s account is credited with an amount equal to 4% of plan compensation. In addition, the account balance is credited with interest on a monthly basis using the annual interest rates on 5-Year Constant Maturity Treasury Notes, plus 0.25%. Generally, participants vest in the benefit after completion of five years of service with Unisys. The vested cash balance benefit is available for payment following termination of employment, and the normal form of payment is a life annuity for single participants (the participant receives the periodic amount during his or her lifetime, with no survivor benefit payable after his or her death), or an actuarially reduced 50% contingent annuity for married participants (the participant receives a reduced periodic benefit during his or her lifetime to reflect the survivor payments, and the participant’s surviving beneficiary receives 50% of the periodic amount the participant received). Other annuity forms are also available on an actuarially equivalent basis. The benefit is also available in the form of a lump sum distribution. All five Named Officers are eligible for the cash balance benefit.

2. For employees hired prior to January 1, 2003, benefits are also based on a career pay formula. Each year, the annual accrued benefit payable to a participant at normal retirement date (age 65) is increased by 1% of plan compensation, plus 0.35% of plan compensation in excess of one-half of the average Social Security taxable wage base for the five preceding years. Participants ultimately are eligible for the larger of: (a) the career pay formula through the date of termination of employment or (b) the career pay formula accrued through December 31, 2002 plus the cash balance benefit described above. Generally, participants vest in the benefit after completion of five years of service with

Unisys. The vested benefit is available for payment following termination of employment and attainment of early retirement eligibility (age 55). The benefit is reduced by 0.5% for each month that the benefit commences prior to age 65. Should the employee terminate employment after attainment of both age 55 and 20 years of service with Unisys, the benefit is reduced by 0.5% for each month that the benefit commences prior to age 62. The normal form of payment of the vested career pay benefit is a life annuity for single participants, or an actuarially reduced 50% contingent annuity for married participants. Other annuity forms are also available on an actuarially equivalent basis. All Named Officers, except Mr. Blackmore, are eligible for the career pay benefit.

      For both formulas, plan compensation is salary, commissions, overtime pay, paid bonus and paid accrued and unused vacation. Compensation includes amounts deferred under the Unisys Savings Plan. Excluded from compensation are severance payments, supplements, compensation deferred under a non-qualified plan and other forms of extraordinary compensation. Plan compensation is limited by Section 401(a)(17) of the Internal Revenue Code.
      As of December 31, 2006, all Named Officers were vested in their UPP benefit and would have been eligible to immediately receive the cash balance portion of their benefit upon termination of employment. None of the Named Officers is currently eligible to receive an early retirement benefit under the career pay formula.
      Effective December 31, 2006, benefits ceased to accrue under the UPP. However, the cash balance accounts continue to grow with interest credits.
Unisys Corporation Supplemental Executive Retirement Income Plan (SERIP)
      Prior to December 31, 2006, all employees of Unisys were eligible to participate in the SERIP on the January 1 or July 1 first following attainment of both age 21 and one year of service with Unisys. The plan was frozen effective December 31, 2006, and no new participants are now allowed.
      The SERIP provides benefits under the same provisions as the UPP except as follows:

•	Plan compensation includes compensation deferred under non-qualified plans and is not limited by Internal Revenue Code Section 401(a)(17).

•	The benefit payable under the UPP is applied as an offset to the benefits available under the SERIP.

•	The vested cash balance portion of the benefit is payable upon termination of employment (or, in the case of benefits accrued or vested on or after January 1, 2005, six months following termination of employment) in the form of a lump sum distribution. The vested career pay portion of the benefit is payable following the later of (a) termination of employment (or, in the case of benefits accrued or vested on or after January 1, 2005, six months following termination of employment) or (b) attainment of age 55. The career pay benefit is payable in the form of a life annuity for single participants, or an actuarially reduced 50% contingent annuity for married participants. No optional forms of benefit are currently available under the SERIP.
      As of December 31, 2006, all Named Officers were vested in their SERIP benefit and would have been eligible to receive the cash balance portion of their benefit following termination of employment. None of the Named Officers is currently eligible to receive an early retirement benefit under the career pay formula.
      Effective December 31, 2006, benefits ceased to accrue under the SERIP. However, the cash balance accounts continue to grow with interest credits.
      The Company has established a grantor trust relating to the SERIP. If a change in control of the Company occurs, the Company is required to fund the trust in an amount equal to the present value of the accrued pension benefits under the plan.
Unisys Corporation Elected Officer Pension Plan (EOPP)
      Only elected officers of Unisys are eligible to participate in the EOPP. The plan was frozen effective December 31, 2006, and no new participants are now allowed.
      The EOPP provides a gross annual accrued benefit equal to 4% of final average compensation for each of the first 10 years of credited service, plus 1% of final average compensation for each year of credited service in excess of 10 (but not in excess of 30), minus 50% of the participant’s Social Security benefit. This benefit is reduced by 0.5% for each month that the benefit commences prior to age 62. The vested benefit is payable following the later of (1) termination of employment (or, in the case of benefits accrued or vested on or after January 1, 2005, six months following termination of employment) or (2) attainment of age 55. The benefit is payable in the form of a life annuity for single participants, or a 50% contingent annuity, which is not actuarially reduced, for married participants. No optional forms of benefit are currently available under the EOPP. The gross benefit is offset by the benefits payable under both the UPP and the SERIP.
      Final average compensation is the average of the highest consecutive 60 months of plan compensation out of the last 120 months of employment. Plan compensation is identical to that used for the SERIP.
      Generally, benefits under the EOPP vest upon the earliest to occur of (1) attainment of age 55 and 10 years of service with Unisys, (2) for executives who were participants between January 1, 1997 and July 19, 2001, attainment of age 50 and five years of service with Unisys or (3) a change in control of Unisys. As of December 31, 2006, Mr. McGrath and Mr. Blackmore were vested in their EOPP benefit. Only Mr. Blackmore is currently eligible to receive an early retirement benefit.
      Effective December 31, 2006, benefits ceased to accrue under the EOPP.
      The Company has established a grantor trust relating to the EOPP. If a change in control of the Company occurs, the Company is required to fund the trust in an amount equal to the present value of the accrued pension benefits under the plan.
Unisys Savings Plan
      In conjunction with freezing the UPP, SERIP and EOPP defined benefit plans, effective January 1, 2007, the Company increased its matching contributions under the Unisys Savings Plan, which is a tax-qualified defined contribution plan, to 100% of the first 6% of eligible pay contributed by participants on a before-tax basis. If a participant would not be eligible to get the full amount of this Company matching contribution under the Savings Plan because his or her eligible pay exceeds the annual compensation limits for qualified plans under the Internal Revenue Code ($225,000 in 2007), or because the participant has deferred some compensation under the Company’s non-qualified 2005 deferred compensation plan, the Company will automatically credit the participant’s memorandum account under the 2005 deferred compensation plan with an amount equal to 6% of such excess or deferred eligible pay to make up for the Company matching contributions that would not be permitted under the Savings Plan.
Non-Qualified Deferred Compensation
      The table below shows unaudited information with respect to compensation of the Named Officers that has been deferred under a plan that is not tax-qualified. Under the Company’s non-qualified deferred compensation plan, eligible employees may defer until a future date payment of all or any portion of their annual salary or bonus, as well as any vested share unit award under the Company’s long-term incentive plan. Amounts deferred are recorded in a memorandum account for each participant and are credited or debited with earnings or losses as if such amounts had been invested in one or more of the investment options available under the Unisys Savings Plan, as selected by the participant. Participants may change their investment options at any time. Account balances will be paid either in a single lump sum or in annual installments, at the participant’s discretion. The memorandum accounts are not funded, and the right to receive future payments of amounts recorded in these accounts is an unsecured claim against the Company’s general assets. However, the Company has established a grantor trust relating to its pre-2005 non-qualified deferred compensation plan. If a change in control of the Company occurs, the Company is required to fund the trust in an amount equal to the aggregate account balances under that plan.

				Aggregate	Aggregate
	Executive	Company	Aggregate	Withdrawals/	Balance at
	Contributions	Contributions	Earnings	Distributions	December 31,
	in 2006	in 2006	in 2006	in 2006	2006
Name	($)	($)	($)(1)	($)	($)

Joseph W. McGrath	—	—	107,854	—	833,918
Janet B. Haugen	—	—	4,973	—	94,729
Peter Blackmore	—	—	—	—	—
Greg J. Baroni	—	—	—	—	—
Randy J. Hendricks	—	—	14,068	—	123,334

(1)	Represents earnings in 2006 in respect of deferrals made in prior years. No amounts shown in this column are reported in the Summary Compensation Table because they are not above-market or preferential earnings.
Potential Payments upon Termination or Change in Control
      Under the agreements and plans discussed below, the Named Officers would be entitled to the following payments and benefits upon termination of employment and/or a change in control of the Company.
Employment Agreement
      On December 22, 2004, the Company and Joseph W. McGrath signed an employment agreement covering the terms and conditions of Mr. McGrath’s employment as President and Chief Executive Officer for the period from January 1, 2005 through December 31, 2007. The agreement provides for a minimum base salary of $900,000 per year, subject to periodic review by the Compensation Committee. In February 2006, Mr. McGrath’s annual salary was increased to $950,000. Mr. McGrath is eligible to receive an annual bonus award at a target bonus level of not less than 100% of base salary. The actual bonus payable, if any, will be determined by the

Board in its sole discretion after receiving a recommendation from the Compensation Committee. Mr. McGrath is eligible to participate in the benefit programs generally made available to executive officers and is eligible to receive stock option and other long-term incentive awards under the Company’s long-term incentive plan. The agreement provides for Mr. McGrath to receive certain benefits if his employment is terminated by the Company without cause or by Mr. McGrath for good reason, defined generally as a reduction in aggregate compensation target, a reduction in duties or authority or removal as chief executive officer. In such event, the agreement provides for Mr. McGrath to receive continued payment of his base salary (at its then current rate) and annual bonus (in an amount equal to the average percentage of target bonus paid to him for the three years preceding termination times the target bonus amount in effect on the date of termination) for the remainder of the term, but not less than one year’s compensation. Such amounts are to be paid in the same manner and at the same times as the salary and bonus paid to him during his employment. He will also be entitled to continued medical and dental coverage, at the same costs applicable to active employees, through the later of the term of the agreement or his attaining age 55 and full vesting in outstanding awards under the Company’s long-term incentive plan. Any such salary and bonus payments made to Mr. McGrath will be reduced by the amount of any cash compensation he receives for services rendered to any entity other than Unisys. The employment agreement also includes a confidentiality provision of unlimited duration and non-compete, non-solicitation and non-disparagement provisions effective for a period equal to the greater of 12 months from the date of termination of employment or the period during which the Company is making the payments described above. In the event of a breach of any of these provisions, the Company will have the right to terminate any of such payments remaining due. If Mr. McGrath’s employment had terminated on the last business day of 2006 under circumstances entitling him to the payments described above, he would have received the following: salary — $950,000, payable in monthly installments; bonus — $168,889, payable in a lump sum at the time bonuses are payable to other executives; value of vested stock awards — $1,568,000; value of continued medical and dental coverage — $47,367. Mr. McGrath is also party to a change in control agreement with the Company, as described below. He is not entitled to receive duplicate payments under the change in control agreement and his employment agreement, and in the event of a conflict he will be allowed the greater entitlement.
Change in Control Agreements
      The Company has entered into change in control employment agreements with its executive officers including the Named Officers. The agreements are intended to retain the services of these executives and provide for continuity of management in the event of any actual or threatened change in control. A change in control is generally defined as (1) the acquisition of 20% or more of Unisys common stock, (2) a change in the majority of the Board of Directors unless approved by the incumbent directors (other than as a result of a contested election) and (3) certain reorganizations, mergers, consolidations, liquidations or dissolutions. Each agreement has a term ending on the third anniversary of the date of the change in control. These agreements, which are the same in substance for each executive, provide that in the event of a change in control each executive will have specific rights and receive certain benefits. Those benefits include the right to continue in the Company’s employ during the term, performing comparable duties to those being performed immediately prior to the change in control and at compensation and benefit levels that are at least equal to the compensation and benefit levels in effect immediately prior to the change in control. For purposes of determining compensation levels, base salary must be at least equal to the highest salary paid to the executive during the 12 months preceding the change in control, and bonus must be at least equal to the highest bonus paid to the executive for the three fiscal years preceding the change in control. If, following a change in control, the Company terminates the executive without cause or the executive terminates employment for good reason (generally defined as a reduction in the executive’s compensation or responsibilities or a change in the executive’s job location), or if the executive voluntarily terminates employment for any reason during the 30-day period following the first anniversary of the date of the change in control, the terminated executive will be entitled to receive special termination benefits as follows: a lump sum payment equal to three years base salary and bonus (based on the highest salary and bonus paid during the term of the agreement), a lump sum payment equal to the excess of the actuarial value of the pension benefit the executive would have accrued if the executive’s employment had continued for three years after the termination date over the actuarial value of the actual pension benefit payable as of the termination date, outplacement services and, for three years following the termination of employment, continued benefits under the Company’s welfare benefit plans and programs. If any payment or distribution by the Company to the executive is determined to be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, the executive is entitled to receive a payment on an after-tax basis equal to the excise tax imposed. The executive is under no obligation to mitigate amounts payable under these agreements, and to the extent the executive has a separate employment agreement with the Company with conflicting rights, the executive is allowed the greater entitlement. If the Named Officers had become entitled to the special termination benefits on the last business day of 2006, they would have received the following:

				Value of
				Continued
	Three Times	Three Year	Value of	Participation in
	Salary and	Pension	Outplacement	Welfare Benefit	Excise Tax
	Bonus	Accrual	Services	Plans	Gross-Up
Name	($)	($)(1)	($)(2)	($)(3)	($)(4)

Joseph W. McGrath	3,510,000	210,600	50,000	142,101	1,882,157
Janet B. Haugen	1,980,000	118,800	50,000	66,072	915,141
Peter Blackmore	2,473,974	148,438	50,000	248,613	1,269,358
Greg J. Baroni	2,168,250	130,095	50,000	196,575	1,080,719
Randy J. Hendricks	1,780,266	106,816	50,000	132,981	938,715

(1)	As set forth above, the Company’s defined benefit plans were frozen as of December 31, 2006. Therefore, the amounts shown represent the Company match equivalent to 6% of eligible pay under the Unisys Savings Plan discussed above. If the defined benefit plans had not been frozen, the actuarial value of the three-year pension accrual (calculated using the same assumptions as in the Pension Benefits Table on page 37) would have been as follows: Mr. McGrath — $1,477,632; Ms. Haugen — $237,874; Mr. Blackmore — $1,180,312; Mr. Baroni — $701,615; Mr. Hendricks — $514,898, and the amount of excise tax gross-up shown in the table would have increased to reflect this.

(2)	The agreements provide that the executive may select the provider and the scope of outplacement services, and therefore the costs actually incurred will vary by individual. The Company believes that the amounts shown in this column are a reasonable estimate of the potential costs of outplacement services.

(3)	Represents the annual cost of welfare benefits, multiplied by three.

(4)	Change in control payments are assumed to consist of the amounts shown in the table, as well as the value of any accelerated vesting of equity awards pursuant to the terms of the Company’s long-term incentive plan. The calculations use an excise tax rate of 20%, a Federal income tax rate of 35%, a Medicare tax rate of 1.45% and the current income tax rates for the States of residence of the Named Officers.

Benefit Plans
      Under the Company’s long-term incentive plan, if a change in control occurs, all time-based awards will become fully vested and a pro-rata portion (based on the completed portion of the related performance cycle) of performance-based awards will vest. If a change in control had occurred on the last business day of 2006, the Named Officers would have become vested in the following number of restricted stock units, having the following values:

	Vested Units	Value of Vested Units
Name	(#)	(1)($)

Joseph W. McGrath	141,667	1,110,669
Janet B. Haugen	42,500	333,200
Peter Blackmore	81,667	640,269
Greg J. Baroni	42,500	333,200
Randy J. Hendricks	42,500	333,200

(1)	Based on the $7.84 closing price of Unisys common stock on December 29, 2006.
     A discussion of amounts payable to the Named Officers under the pension plans sponsored by the Company begins on page 37. As set forth in “Pension Benefits”, benefits under the Elected Officer Pension Plan become immediately vested upon a change in control of the Company.
Compensation of Directors
      In 2006, the Company’s non-employee directors received an annual retainer/attendance fee for regularly scheduled meetings of $60,000 and a meeting fee of $1,500 per meeting for attendance at certain additional Board and committee meetings. Chairmen of committees other than the audit committee also received an annual $5,000 retainer. The annual retainer for the chair of the audit committee was $20,000. In February 2006, the Board approved the payment of an additional $100,000 annual retainer to the non-executive Chairman of the Board. Prior to February 2006, the Chairman of the Board had been an employee of the Company. In February 2006, the Board also approved an annual grant to each non-employee director of restricted stock units having a value of $100,000 (based on the fair market value of Unisys common stock on the date of grant). Accordingly, on February 9, 2006 each non-employee director received a grant of 15,397 restricted stock units. The restricted stock units vest in three annual installments beginning one year after the date of grant and will be settled in shares of Unisys common stock. The grant of restricted stock units was made in lieu of stock option grants.
      Prior to February 2006, the annual retainers described above were paid in monthly installments, with 50% of each installment paid in cash and 50% in the form of common stock equivalent units. The value of each stock unit at any point in time is equal to the value of one share of Unisys common stock. Stock units are recorded in a memorandum account maintained for each director. A director’s stock unit account is payable in Unisys common stock, either upon termination of service or on a date specified by the director, at the director’s option. Directors do not have the right to vote with respect to any stock units. In February 2006, the Board determined that these fees would be payable 100% in cash. They continue to be paid in monthly installments. Directors have the opportunity to receive these fees in the form of stock units if they choose. They also have the opportunity to defer until termination of service, or until a specified date, all or a portion of their cash fees under the Company’s deferred compensation plan for directors. Under this plan, any deferred cash amounts, and earnings or losses thereon (calculated by reference to the investment options available under the Unisys Savings Plan and selected by the director), are recorded in a memorandum account maintained for each director. The right to receive future payments of deferred cash accounts is an unsecured claim against the Company’s general assets. Directors who are employees of the Company do not receive any cash, stock units, stock options or restricted stock units for their services as directors. The table below provides a summary of Director Compensation for 2006.

					Change in
					Pension Value
					and
	Fees			Non-Equity	Nonqualified
	Earned or	Stock	Option	Incentive Plan	Deferred	All Other
	Paid in Cash	Awards	Awards	Compensation	Compensation	Compensation	Total
Name	($)(1)	($)(2),(3)	($)(4)	($)	Earnings	($)	($)

J.P. Bolduc	72,500	100,004	—	—	—	—	172,504
Chairman, Finance Committee
James J. Duderstadt	66,500	100,004	—	—	—	—	166,504
Chairman, Nominating and Corporate Governance Committee
Henry C. Duques	149,500	100,004	—	—	—	—	249,504
Non-Executive Chairman of the Board
Matthew J. Espe	67,500	54,409	—	—	—	—	121,909
Denise K. Fletcher	70,500	100,004	—	—	—	—	170,504
Edwin A. Huston	90,500	100,004	—	—	—	—	190,504
Chairman, Audit Committee
Clayton M. Jones	63,000	54,409	—	—	—	—	117,409
Leslie F. Kenne	57,500	54,409	—	—	—	—	111,909
Theodore E. Martin	67,833	100,004	—	—	—	—	167,837
Chairman, Compensation Committee

(1)	Amounts shown are the annual retainer/meeting fee, annual fees for chairmen of committees and non-executive Chairman of the Board and meeting fees for attendance at additional meetings. Includes amounts that have been deferred under the deferred compensation plan for directors. Also includes the value of retainers and fees paid in stock units prior to March 2006 and the value of stock units received in lieu of cash payments of fees, each as described above.

(2)	Amounts shown are in respect of the 15,397 restricted stock units granted to each director. Amounts shown are the amounts recognized for financial statement reporting purposes with respect to 2006 in accordance with FAS 123R. The grant-date fair value of these restricted stock unit awards was $100,004.

(3)	At December 31, 2006, each of the above-named directors had outstanding 15,397 restricted stock units. Directors also had outstanding stock units in respect of directors’ fees as follows: Mr. Bolduc — 27,029; Dr. Duderstadt — 26,342; Mr. Duques — 60,826; Mr. Espe — 6,323; Ms. Fletcher — 13,943; Mr. Huston — 30,078; Mr. Jones — 7,298; Ms. Kenne — 0; Mr. Martin — 64,981.

(4)	At December 31, 2006, directors had outstanding stock options as follows: Mr. Bolduc — 68,000; Dr. Duderstadt — 68,000; Mr. Duques — 68,000; Mr. Espe — 24,000; Ms. Fletcher — 48,000; Mr. Huston — 68,000; Mr. Jones — 24,000; Ms. Kenne — 0; Mr. Martin — 68,000.
     Under the Company’s stock ownership guidelines, as revised in 2005, directors are expected to own 12,000 shares of the Company’s common stock within five years. This goal must be achieved by April 20, 2010 for directors in office in 2005 and within five years after election date for newly elected directors. Stock units received in respect of directors’ fees count toward fulfillment of the ownership guidelines; stock options, including vested stock options, and restricted stock units do not count. The number of shares owned by each director is set forth in the stock ownership table on page 26.

GENERAL MATTERS
Policy on Confidential Voting
      It is the Company’s policy that all stockholder proxies, ballots and voting materials that identify the vote of a specific stockholder shall, if requested by that stockholder on such proxy, ballot or materials, be kept permanently confidential and shall not be disclosed to the Company, its affiliates, directors, officers and employees or to any third parties, except as may be required by law, to pursue or defend legal proceedings or to carry out the purpose of, or as permitted by, the policy. Under the policy, vote tabulators and inspectors of election are to be independent parties who are unaffiliated with and are not employees of the Company. The policy provides that it may, under certain circumstances, be suspended in the event of a proxy solicitation in opposition to a solicitation of management. The Company may at any time be informed whether or not a particular stockholder has voted. Comments written on proxies or ballots, together with the name and address of the commenting stockholder, will also be made available to the Company.
Stockholder Proposals and Nominations
      Stockholder proposals submitted to the Company for inclusion in the proxy materials for the 2008 annual meeting of stockholders must be received by the Company by November 16, 2007.
      Any stockholder who intends to present a proposal at the 2008 annual meeting and has not sought to include the proposal in the Company’s proxy materials must deliver notice of the proposal to the Company no later than January 27, 2008.
      Any stockholder who intends to make a nomination for the Board of Directors at the 2008 annual meeting must deliver a notice to the Company no later than January 25, 2008 setting forth (1) the name, age, business and residence addresses of each nominee, (2) the principal occupation or employment of each nominee, (3) the number of shares of Unisys capital stock beneficially owned by each nominee, (4) a statement that the nominee is willing to be nominated and (5) any other information concerning each nominee that would be required by the SEC in a proxy statement soliciting proxies for the election of the nominee.
Electronic Access to Proxy Materials and Annual Report
      This proxy statement and the 2006 annual report are available on the Company’s Internet site at www.unisys.com/go/proxy and www.unisys.com/go/annual. Most stockholders can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail and thus can save the Company the cost of producing and mailing these documents. If you vote your shares over the Internet this year, you will be given the opportunity to choose electronic access at the time you vote. Most stockholders who choose electronic access will receive an e-mail next year containing the Internet address to access the proxy statement and annual report. Your choice will remain in effect until you cancel it. You do not have to elect Internet access each year.
Householding of Proxy Statement and Annual Report
      This year, a number of brokers with accountholders who are owners of Unisys common stock will be “householding” our proxy materials. This means that only one copy of this proxy statement and the 2006 annual report may have been sent to you and the other Unisys stockholders who share your address. Householding is designed to reduce the volume of duplicate information that stockholders receive and the Company’s printing and mailing expenses.
      If your household has received only one copy of our proxy statement and annual report, and you would prefer to receive separate copies of these documents, either now or in the future, please call us at 215-986-5777, or write us at Investor Relations, A2-17, Unisys Corporation, Unisys Way, Blue Bell, PA 19424-0001. We will deliver separate copies promptly. If you are now receiving multiple copies of our proxy materials and would like to have only one copy of these documents delivered to your household in the future, please contact us in the same manner.
Other Matters
      At the date of this proxy statement, the Board of Directors knows of no matter that will be presented for consideration at the annual meeting other than those described in this proxy statement. If any other matter properly comes before the annual meeting, the persons appointed as proxies will vote thereon in their discretion.
      The Company will bear the cost of soliciting proxies. Such cost will include charges by brokers and other custodians, nominees and fiduciaries for forwarding proxies and proxy material to the beneficial owners of Unisys common stock. Solicitation may also be made personally or by telephone by the Company’s directors, officers and regular employees without additional compensation. In addition, the Company has retained Morrow & Co., Inc. to assist in the solicitation of proxies for a fee of approximately $9,500, plus expenses.

By Order of the Board of Directors,

Nancy Straus Sundheim
Senior Vice President, General Counsel
and Secretary
Dated: March 15, 2007

UNISYS CORPORATION
2007 LONG-TERM INCENTIVE AND EQUITY COMPENSATION PLAN
SECTION 1. Purpose; Definitions
      The purpose of the Plan is to support the Company’s ongoing efforts to attract, retain and develop exceptional talent and enable the Company to provide incentives directly linked to the Company’s short-term and long-term objectives and to increases in shareholder value.
      For purposes of the Plan, the following terms are defined as set forth below:

a.	“AFFILIATE” means an entity which is not a Subsidiary, but in which the Company has an equity interest.

b.	“ANNUAL INCENTIVE AWARD” means an Incentive Award made pursuant to Section 10 with a Performance Cycle of one year or less.

c.	“AWARDS” mean grants under the Plan of Incentive Awards, Stock Options, Stock Appreciation Rights, Restricted Shares or Other Stock-Based Awards.

d.	“BENEFICIARY” means the individual, trust or estate who or which by designation of the Participant or operation of law succeeds to the rights and obligations of the Participant under the Plan and Award agreement upon the Participant’s death.

e.	“BOARD” means the Board of Directors of the Company.

f.	“CODE” means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

g.	“COMMISSION” means the Securities and Exchange Commission or any successor agency.

h.	“COMMITTEE” means the Compensation Committee of the Board or a subcommittee or delegate thereof, any successor thereto or such other committee or subcommittee as may be designated by the Board to administer the Plan.

i.	“COMMON STOCK” or “STOCK” means the common stock of the Company, par value $0.01 per share.

j.	“COMPANY” means Unisys Corporation or any successor thereto.

k.	“EXCHANGE ACT” means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.

l.	“FAIR MARKET VALUE” means, on any date, the closing sales price of a share of Stock as reported on the New York Stock Exchange for that day, but not later than the earlier of the official close of the New York Stock Exchange or 4:00 p.m., U.S. Eastern Standard Time or Eastern Daylight Time, as the case may be.

m.	“INCENTIVE AWARD” means any Award made pursuant to Section 10 that is either an Annual Incentive Award or a Long-Term Incentive Award.

n.	“INCENTIVE STOCK OPTION” means any Stock Option that complies with Section 422 of the Code.

o.	“LONG-TERM INCENTIVE AWARD” means an Incentive Award made pursuant to Section 10 with a Performance Cycle of more than one year.

p.	“NONQUALIFIED STOCK OPTION” means any Stock Option that is not an Incentive Stock Option.

q.	“NORMAL RETIREMENT DATE” means the date on which the Participant is eligible to retire with unreduced benefits under a defined benefit pension plan or arrangement of the Company or one of its Subsidiaries or Affiliates or, in the event that the Participant is not a member of such a plan or arrangement, the date on which the Participant attains age 65.

r.	“OTHER STOCK-BASED AWARD” means an Award made pursuant to Section 9.

s.	“PARTICIPANT” shall mean an eligible employee or non-employee director who has been selected to receive an Award under the Plan in accordance with Section 3.

t.	“PERFORMANCE CYCLE” means the period selected by the Committee during which the performance of the Company or any Subsidiary, Affiliate or unit thereof or any individual is measured for the purpose of determining the extent to which an Award subject to Performance Goals has been earned.

u.	“PERFORMANCE GOALS” mean the objectives for the Company or any Subsidiary, Affiliate or any unit, division or geographic region thereof or any individual that may be established by the Committee for a Performance Cycle with respect to any performance-based Awards made under the Plan. The Performance Goals for Awards that are intended to constitute “performance-based” compensation within the meaning of Section 162(m) of the Code will be based on one or more of the following criteria: earnings per share; total shareholder return; operating income; net income; cash flow; free cash flow; return on equity; return on capital; revenue growth; earnings before interest, taxes, depreciation and amortization (“EBITDA”); stock price; debt-to-capital ratio; stockholders’ equity per share; operating income as a percent of revenue; gross profit as a percent of revenue; selling, general and administrative expenses as a percent of revenue; operating cash flow; pre-tax profit; orders; revenue; customer value; or any of the foregoing criteria adjusted in a manner prescribed within the time permitted under Section 162(m) of the Code by the Committee (i) to exclude one or more specified components of the calculation thereof or (ii) to include one or more other specified items, including, but not limited to, exclusions under subsection (i) or inclusions under subsection (ii) designed to reflect changes during the Performance Cycle in generally accepted accounting principles or in tax rates, currency fluctuations, the effects of acquisitions or dispositions of a business or investments in whole or in part, extraordinary or nonrecurring items, the gain or loss from claims or litigation and related insurance recoveries, the effects of impairment of tangible or intangible assets, or the effects of restructuring or reductions in force or other business recharacterization activities, income or expense related to defined benefit or defined contribution pension plans, uninsured losses from natural catastrophes or political and legal developments affecting the Company’s business (including losses as a result of war, terrorism, confiscation, expropriation, seizure, new regulatory requirements, business interruption or similar events).

v.	“PLAN” means the Unisys Corporation 2007 Long-Term Incentive and Equity Compensation Plan, as set forth herein and as may be amended from time to time.

w.	“RESTRICTED PERIOD” means the period during which an Award may not be sold, assigned, transferred, pledged or otherwise encumbered.

x.	“RESTRICTED SHARE” means an Award of shares of Stock pursuant to Section 8.

y.	“SPREAD VALUE” means, with respect to a share of Stock subject to an Award, an amount equal to the excess of the Fair Market Value, on the date such value is determined, over the Award’s exercise or grant price, if any.

z.	“STOCK APPRECIATION RIGHT” or “SAR” means a right granted pursuant to Section 7.

aa.	“STOCK OPTION” means an option granted pursuant to Section 6.

bb.	“SUBSIDIARY” shall have the meaning set forth in Section 424(f) of the Code.

cc.	“TERMINATION OF EMPLOYMENT” means the voluntary or involuntary termination of a Participant’s employment with the Company or a Subsidiary or Affiliate (or, in the case of a non-employee director, termination of service on the Board) for any reason, including death, disability, retirement or as a result of the divestiture of the Participant’s employer or any similar transaction in which the Participant’s employer ceases to be the Company or one of its Subsidiaries or Affiliates. The Committee, in its sole discretion, shall determine whether a Termination of Employment is a result of disability, and shall determine whether military or other government or eleemosynary service constitutes a Termination of Employment. To the extent necessary, “Termination of Employment” will be limited to those circumstances that constitute a “separation from service” within the meaning of Section 409A of the Code.
      In addition, the terms “Business Combination,” “Change in Control,” “Change in Control Price,” “Incumbent Board,” “Outstanding Stock,” “Outstanding Voting Securities” and “Person” have the meanings set forth in Section 11.
SECTION 2. Administration
      The Plan will be administered by the Committee, which will have the power to interpret the Plan and to adopt such rules and guidelines for carrying out the Plan, as it may deem appropriate. The Committee will have the authority to adopt such modifications, procedures and subplans, consistent with the objectives of the Plan, as may be necessary or desirable to comply with the laws, regulations, practices and tax and accounting principles of the countries in which the Company or a Subsidiary or Affiliate may operate and/or to assure the economic viability of Awards made to individuals employed in such countries.
      Subject to the terms of the Plan, the Committee will have the authority to determine those individuals eligible to receive Awards and the amount, type and terms of each Award and to establish and administer any Performance Goals applicable to such Awards, but, at the discretion of the Board, these determinations may be made subject to ratification by the Board.
      The Committee may delegate its authority and power under the Plan in whole or in part to a subcommittee consisting of two or more non-employee directors who are “outside directors” within the meaning of Section 162(m) of the Code. The Committee may similarly delegate its authority or power under the Plan to one or more officers of the Company, subject to guidelines prescribed by the Committee, with respect to Participants who are not subject to Section 16 of the Exchange Act and who are not “covered employees” within the meaning of Section 162(m) of the Code.
      Any determination made by the Committee or pursuant to delegated authority in accordance with the provisions of the Plan with respect to any Award will be made in the sole discretion of the Committee or such delegate, and all decisions made by the Committee or any appropriately designated officer pursuant to the provisions of the Plan will be final and binding on all persons, including the Company and Plan Participants, but subject to ratification by the Board if the Board so provides.
SECTION 3. Eligible Participants
      Participants in the Plan shall be such employees of the Company and its Subsidiaries or Affiliates, including elected officers, and non-employee directors of the Company, that are selected by the Committee, in its sole discretion, from time to time to receive an Award under the Plan. The Plan is discretionary in nature, and the grant of Awards by the Committee is voluntary and occasional. The Committee’s selection of an eligible employee to receive an Award in any year or at any time shall not require the Committee to select such employee to receive an Award in any other year or at any other time. The selection of an employee to receive one type of Award under the Plan does not require the Committee to select such employee to receive any other type of Award under the Plan. The Committee shall consider such factors as it deems pertinent in selecting Participants and in determining the type and amount of their respective Awards.
SECTION 4. Stock Subject to Plan
      The number of shares of Stock authorized for issuance under the Plan will be 24.0 million shares. Any or all of the authorized shares may be issued pursuant to the exercise of Stock Options awarded under the Plan, and all such shares may be issued pursuant to the exercise of Incentive Stock Options. If any Award is cashed out or exercised or terminates or expires without a payment being made to the Participant in the form of Stock, the shares subject to such Award, if any, will again be available for issuance in connection with Awards under the Plan. Notwithstanding the foregoing, however, (a) shares of Stock tendered in payment of the exercise price of an Option, (b) shares of Stock withheld by the Company to satisfy any tax withholding obligation with respect to an Award, and (c) shares of Stock that are repurchased by the Company on the open market with the proceeds of the exercise of an Option, may not again be available for issuance in connection with Awards under the Plan. Also notwithstanding the foregoing, if the Spread Value of a SAR is paid in shares of Stock, the shares representing the excess, if any, of (a) the number of shares of Stock subject to the SAR over (b) the number of shares of Stock delivered in payment of the Spread Value may not again be available for issuance in connection with Awards under the Plan.
      In the event of any merger, reorganization, consolidation, recapitalization, share exchange, stock dividend, stock split, reverse stock split, split-up, spin-off, issuance of rights or warrants or other change in corporate structure affecting the Stock after adoption of the Plan by the Board, the aggregate number and kind of shares reserved for issuance under the Plan, the number, kind and price of shares subject to outstanding Awards and the Award limits set forth in Sections 4 and 5 shall be proportionately substituted for or adjusted to reflect such change in corporate structure, provided, however, that any such substitutions or adjustments will be consistent with the treatment of shares of Stock not subject to the Plan.
SECTION 5. Awards — General Terms and Limitations

(a)	AWARDS GRANTED AT FAIR MARKET VALUE. The exercise price of a Stock Option and the grant price of a SAR may not be less than 100% of the Fair Market Value on the date of grant. In addition, to the extent that the value of an Other Stock-Based

Award is based on Spread Value, the grant price for the Other Stock-Based Award may not be less than 100% of the Fair Market Value on the date of grant. Notwithstanding the foregoing, in connection with any reorganization, merger, consolidation or similar transaction in which the Company or any Subsidiary or Affiliate of the Company is a surviving corporation, the Committee may grant Stock Options, SARs or Other Stock-Based Awards in substitution for similar awards granted under a plan of another party to the transaction, and in such a case the exercise price or grant price of the substituted Stock Options, SARs or Other Stock-Based Awards granted by the Company may equal or exceed 100% of the Fair Market Value on the date of grant reduced by any unrealized gain existing as of the date of the transaction in the option, stock appreciation right or other award being replaced.

(b)	ANNUAL AWARD LIMITATION. The total number of Restricted Shares and other shares of Stock subject to or underlying Stock Options, SARs and Other Stock-Based Awards awarded to any Participant during any year may not exceed (i) two million shares, multiplied by (ii) the number of calendar years during which the Participant was eligible to participate in the Plan in accordance with Section 3 above, and reduced by (iii) the number of shares with respect to which the Participant has received Awards of Restricted Shares, Stock Options, SARs and/or Other Stock-Based Awards under the Plan. An Annual Incentive Award paid to a Participant with respect to any Performance Cycle may not exceed $5,000,000. A Long-Term Incentive Award paid to a Participant with respect to any Performance Cycle may not exceed $3,000,000 times the number of years in the Performance Cycle.

(c)	PERFORMANCE-BASED AWARDS. In the discretion of the Committee, any Award granted pursuant to the Plan may be designated as a performance-based award intended to qualify, through the application of Performance Goals over a specified Performance Cycle, as “performance-based compensation” within the meaning of Code Section 162(m).

(d)	MINIMUM VESTING PERIODS. Except in the case of a new-hire Award or under such other circumstances deemed appropriate by the Committee, no Stock Option, Stock Appreciation Right, Restricted Share or Other Stock-Based Award may be granted with a vesting period of less than one year.
SECTION 6. Stock Options

(a)	STOCK OPTION AWARDS. A Stock Option represents the right to purchase a share of Stock at a predetermined exercise price. Stock Options granted under the Plan will be in the form of Incentive Stock Options or Nonqualified Stock Options. The terms and conditions of each Stock Option Award, including the Stock Option term, exercise price, applicable vesting periods and any other restrictions/conditions on exercise, will be determined in the sole discretion of the Committee and will be set forth in an Award agreement.

(b)	DURATION OF STOCK OPTIONS. Stock Options will terminate after the first to occur of the following:

(1)	Expiration of the Stock Option as provided in the applicable Award agreement;

(2)	Termination of the Stock Option Award, as provided in Section 6(d), following the Participant’s Termination of Employment; or

(3)	Ten years from the date of grant.

(c)	ACCELERATION/ EXTENSION OF EXERCISE TIME. The Committee, in its sole discretion, shall have the right (but shall not in any case be obligated) to permit purchase of shares under any Stock Option prior to the time such Option would otherwise vest under the terms of the applicable Award agreement. In addition, the Committee, in its sole discretion, shall have the right (but shall not in any case be obligated) to permit any Stock Option granted under the Plan to be exercised after its termination date described in Section 6(d), but in no event later than the last day of the term of the Stock Option as set forth in the applicable Award agreement. Notwithstanding the foregoing, the Committee will not extend the exercise period of any Option to the extent that the extension would cause the Option to be considered nonqualified deferred compensation subject to the provisions of Section 409A of the Code.

(d)	EXERCISE OF STOCK OPTIONS UPON TERMINATION OF EMPLOYMENT. Except as otherwise provided in this Section 6(d) or in Section 6(c), or as otherwise expressly provided in a Participant’s Award agreement as authorized by the Committee, the right of the Participant to exercise Stock Options shall terminate upon the Participant’s Termination of Employment, regardless of whether or not the Stock Options were vested in whole or in part on the date of Termination of Employment.

(1)	Disability or Normal Retirement. Upon a Participant’s Termination of Employment by reason of disability or retirement on a Normal Retirement Date, a Participant may, within five years after the Termination of Employment, exercise all or a part of his/her Stock Options that were vested upon such Termination of Employment (or which became vested at a later date pursuant to Section 6(d)(3) below). In no event, however, may any Stock Option be exercised later than the last day of the term of the Stock Option as set forth in the applicable Award agreement.

(2)	Death. In the event of the death of a Participant while employed by the Company or a Subsidiary or Affiliate, or within the additional period of time from the date of Termination of Employment and prior to the termination of the Stock Option as permitted under Section 6(d)(1) or Section 6(d)(3)(B), to the extent that the right to exercise the Stock Option had vested as of the date of the Participant’s death, the right of the Participant’s Beneficiary to exercise the vested portion of the Stock Option shall expire on the earliest of (A) five years from the date of the Participant’s death, (B) five years from the date of the Participant’s Termination of Employment, (C) the last day of the term of the Stock Option as set forth in the applicable Award agreement or (D) such other date set forth in the Award agreement as authorized by the Committee.

(3)	Termination of Employment at Age 55 with Five Years of Service. Notwithstanding anything in this Section 6 to the contrary, unless otherwise provided in the applicable Award agreement, if Termination of Employment occurs after the Participant has attained age 55 and completed five years of service with the Company and/or its Subsidiaries or Affiliates, (A) the Participant shall continue to vest in each of his/her Stock Options in accordance with the vesting schedules set forth in the applicable Award agreements, and (B) the Participant may exercise his/her Stock Options, to the extent that the Stock Options have vested as of the Termination of Employment or thereafter in accordance with Section 6(d)(3)(A), for a period of five years from the date of the Participant’s Termination of Employment. In no event, however, may any Stock Option be exercised later than the last day of the term of the Stock Option as set forth in the applicable Award agreement.

(e)	EXERCISE PROCEDURES. Subject to the applicable Award agreement, Stock Options may be exercised, in whole or in part, by giving written notice of exercise to the Company or its designee specifying the number of shares to be purchased. This notice must be accompanied by payment in full of the exercise price by certified or bank check or such other instrument as the Company or its designee may accept. If authorized by the Committee, payment in full or in part may also be made (1) in the form of Stock already owned by the Participant valued at the Fair Market Value on the date the Stock Option is exercised, or (2) through a cashless exercise program authorized by the Company.

(f)	INCENTIVE STOCK OPTIONS. Except as otherwise expressly provided in the Plan, the Committee may designate, at the time of grant, that the Stock Option is an Incentive Stock Option under Section 422 of the Code. Whenever possible, each provision of the Plan and applicable Award agreement shall be interpreted in such a manner as to entitle the Stock Option to the tax treatment afforded by Section 422 of the Code. If any provision of the Plan or any Option designated by the Committee as an Incentive Stock Option shall be held not to comply with requirements necessary to entitle such Option to such tax treatment, then (1) such provision shall be deemed to have contained from the outset such language as shall be necessary to entitle the Option to the tax treatment afforded under Section 422 of the Code, and (2) all other provisions of the Plan and the Award agreement shall remain in full force and effect. If any agreement covering a Stock Option designated by the Committee to be an Incentive Stock Option under this Plan shall not explicitly include any terms required to entitle such Incentive Stock Option to the tax treatment afforded by Section 422 of the Code, all such terms shall be deemed implicit in the designation of such Option and the Option shall be deemed to have been granted subject to all such terms. In no event will an Option that is not specifically designated as an Incentive Stock Option be treated as an Incentive Stock Option.
SECTION 7. Stock Appreciation Rights

(a)	STOCK APPRECIATION RIGHTS AWARDS. A SAR represents the right to receive a payment, in cash, shares of Stock or both (as determined by the Committee), equal to the Spread Value on the date the SAR is exercised. The grant price of a SAR and all other applicable terms and conditions will be established by the Committee in its sole discretion and will be set forth in the applicable Award agreement. Subject to the terms of the applicable Award agreement, a SAR will be exercisable, in whole or in part, by giving written notice of exercise to the Company, but in no event will a SAR be exercisable later than the tenth anniversary of the date on which it was granted.

SECTION 8. Restricted Shares

(a)	RESTRICTED SHARE AWARDS. The Committee may grant to any Participant an Award of shares of Common Stock in such quantity, and on such terms, conditions and restrictions (whether based on Performance Goals, periods of service or otherwise) as the Committee shall establish in its sole discretion. The terms of any Restricted Share Award granted under this Plan shall be set forth in an Award agreement.

(1)	Issuance of Restricted Shares. As soon as practicable after the date of grant of a Restricted Share Award by the Committee, the Company shall register in the books of the Company, shares of Common Stock, evidencing the Restricted Shares covered by the Award, but subject to forfeiture to the Company as of the date of grant if an Award agreement with respect to the Restricted Shares covered by the Award is not duly executed by the Participant and timely returned to the Company. At the discretion of the Company, the shares will be registered on behalf of the Participant in book entry form or will be registered in the name of the Participant with a stock certificate, appropriately legended to reference the applicable restrictions, duly issued. All shares of Common Stock covered by Awards under this Section 8 shall be subject to the restrictions, terms and conditions contained in the Award agreement.

(2)	Stockholder Rights. Beginning on the date of grant of the Restricted Share Award and subject to execution of the Award Agreement provided for in Section 8(a)(1), the Participant will become a stockholder of the Company with respect to all shares represented under the Award agreement and shall have all of the rights of a stockholder, including, but not limited to, the right to vote such shares and the right to receive any dividends (or dividend equivalents) paid on such shares; provided, however, that any shares of Common Stock distributed as a dividend or otherwise with respect to any Restricted Shares as to which the restrictions have not yet lapsed shall be subject to the same restrictions as such Restricted Shares and shall be represented by book entry and held as prescribed in Section 8.

(3)	Restriction on Transferability. None of the Restricted Shares may be assigned or transferred (other than by will or the laws of descent and distribution, or to an inter vivos trust with respect to which the Participant is treated as the owner under Sections 671 through 677 of the Code), pledged or sold prior to the lapse of the restrictions applicable to the shares.

(4)	Delivery of Shares Upon Vesting. Upon the expiration or earlier termination of the forfeiture period without forfeiture and the satisfaction of or release from any other conditions prescribed by the Committee, or at such earlier time as provided under the provisions of Section 8(b)(2), the restrictions applicable to the Restricted Shares shall lapse. As promptly as administratively feasible thereafter, the Company shall deliver to the Participant or, in case of the Participant’s death, to the Participant’s Beneficiary, a stock certificate for the appropriate number of shares of Common Stock, free of all such restrictions, except for any restrictions that may be imposed by law, unless the Company has made arrangements to have shares of Common Stock held at a bank or other appropriate institution in non-certified form. The appropriate number of shares shall equal the number of Restricted Shares with respect to which the restrictions have lapsed, less the number of shares of Common Stock whose Fair Market Value as of the date on which the restrictions lapse is equal to such amount as is determined by the Company to be sufficient to satisfy applicable federal, state and local withholding tax requirements. The Company shall remit in a timely manner to the appropriate taxing authorities the amount so withheld. Although the Stock certificate delivered to the Participant or the Participant’s Beneficiary will be for a net number of shares, the Participant or the Participant’s Beneficiary shall be considered, for tax purposes, to have received a number of shares of Common Stock equal to the full number of Restricted Shares with respect to which the restrictions have lapsed.

      (b) TERMS OF RESTRICTED SHARES.

(1)	Forfeiture of Restricted Shares. Subject to Section 8(b)(2) and Section 11, all of the Restricted Shares with respect to a Restricted Share Award shall be forfeited and returned to the Company and all rights of the Participant with respect to such Restricted Shares shall terminate unless the Participant continues in the service of the Company or a Subsidiary or an Affiliate as an employee or a non-employee director until the expiration of the forfeiture period and satisfies any other conditions set forth in the Award agreement.

(2)	Waiver of Forfeiture Period. Notwithstanding anything contained in this Section 8 to the contrary, the Committee may, in its sole discretion, waive the forfeiture period and any other conditions set forth in any Award agreement under certain circumstances (including the death, disability or retirement of the Participant or a material change in circumstances arising after the date of an Award) and subject to such terms and conditions (including forfeiture of a proportionate number of the Restricted Shares) as the Committee shall deem appropriate.
SECTION 9. Other Stock-Based Awards

(a)	OTHER STOCK-BASED AWARDS. The Committee may grant Awards, other than Stock Options, SARs or Restricted Shares, that are denominated in, valued in whole or in part by reference to, or otherwise based on or related to, Stock. The purchase, exercise, exchange or conversion of Other Stock-Based Awards granted under this Section 9 and all other terms and conditions applicable to the Awards will be determined by the Committee in its sole discretion and will be set forth in an applicable Award agreement.
SECTION 10. Incentive Awards

(a)	INCENTIVE AWARDS. Incentive Awards are performance-based Awards that are expressed in U.S. currency, but that may be payable in the form of cash, Stock or a combination of both. Incentive Awards may be either Annual Incentive Awards or Long-Term Incentive Awards. The target amount of the Award, the Performance Goals and applicable Performance Cycle, the form of payment and other terms and conditions applicable to an Incentive Award will be determined in the sole discretion of the Committee and will be set forth in an Award agreement. Except as otherwise specifically provided in an Award agreement, payment with respect to an Incentive Award will be made during the calendar year following the year in which the performance period to which the Incentive Award relates ends.

SECTION 11. Change in Control Provisions

(a)	IMPACT OF EVENT. Notwithstanding any other provision of the Plan to the contrary, and except to the extent expressly provided otherwise in an Award agreement, in the event of a Change in Control:

(1)	Stock Options. All Stock Options outstanding as of the date the Change in Control occurs will become fully vested and will be exercisable in accordance with procedures established by the Committee. In addition, a Participant who is an elected officer of the Company and whose employment is involuntarily terminated by the Company within 60 days after a Change in Control will be permitted to surrender for cancellation within 60 days after the Change in Control any Stock Option or portion of a Stock Option to the extent not exercised and to receive a payment of shares of Stock having an aggregate Fair Market Value on the date the Participant surrenders the Stock Option equal to the excess, if any, of (A) the Change in Control Price, over (B) the exercise price of the Stock Option. The provisions of this Section 11(a)(1) will not be applicable to any Stock Options granted to a Participant if the Change in Control results from the Participant’s beneficial ownership (within the meaning of Rule 13d(3) under the Exchange Act) of Stock or Voting Securities.

(2)	Stock Appreciation Rights. All SARs outstanding as of the date the Change in Control occurs will become fully vested and will be exercisable in accordance with procedures established by the Committee. The provisions of this Section 11(a)(2) will not be applicable to any SARs granted to a Participant if the Change in Control results from the Participant’s beneficial ownership (within the meaning of Rule 13d(3) under the Exchange Act) of Stock or Voting Securities.

(3)	Restricted Shares. The restrictions and other conditions applicable to any Restricted Shares held by the Participant will lapse and Restricted Shares will become fully vested as of the date of the Change in Control.

(4)	Incentive Awards. Any Incentive Awards relating to Performance Cycles before the Performance Cycle in which the Change in Control occurs that have been earned but not paid will become immediately payable in cash. In addition, any Incentive Award awarded to a Participant for a Performance Cycle that has not been completed at the time of the Change in Control will be deemed to be satisfied at the target level for the Performance Cycle, and payment with respect to the Incentive Award will be made in cash upon the Change in Control. Notwithstanding the foregoing, if the Committee in its sole discretion determines that any Incentive Award would be considered nonqualified deferred compensation within the meaning of Section 409A of the Code, and if the Change in Control would not be considered a “change in control” for purposes of Section 409A of the Code, then a Participant’s entitlement to payment with respect to the Incentive Award will be determined as described above in this Section 11(a)(4), but payment with respect to such Incentive Award will be made on the date originally scheduled for payment or, if earlier, upon the Participant’s Termination of Employment.

(5)	Other Stock-Based Awards. Other Stock-Based Awards that vest solely on the basis of the passage of time will be treated in connection with a Change in Control in the same manner as are Awards of Restricted Shares, as described in Section 11(a)(3) above. Other Stock-Based Awards that vest on the basis of the satisfaction of performance criteria will be treated in connection with a Change in Control in the same manner as are Incentive Awards, as described in Section 11(a)(4) above, except that payment will be made only in shares of Stock. Notwithstanding the foregoing, if the Committee in its sole discretion determines that any Other Stock-Based Award would be considered nonqualified deferred compensation within the meaning of Section 409A of the Code, and if the Change in Control would not be considered a “change in control” for purposes of Section 409A of the Code, then a Participant’s entitlement to payment with respect to the Other Stock-Based Award will be determined as described above in this Section 11(a)(5), but payment with respect to such Other Stock-Based Award will be made on the date originally scheduled for payment or, if earlier, upon the Participant’s Termination of Employment.

(b)	DEFINITION OF CHANGE IN CONTROL. A “Change in Control” means any of the following events:

(1)	The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a “Person”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (A) the then outstanding shares of Stock (the “Outstanding Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Voting Securities”), provided, however, that the following acquisitions will not constitute a Change in Control: (1) any acquisition directly from the Company, (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (4) any acquisition by any corporation pursuant to a transaction described in clauses (A), (B) and (C) of paragraph (3) of this Section 11(b); or

(2)	Individuals who, as of the effective date of the Plan, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided, however, that any individual’s becoming a director after the effective date of the Plan whose election, or nomination for election by the stockholders of the Company, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered as though the individual were a member of the Incumbent Board, but excluding, for this purpose, any individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(3)	Consummation of a reorganization, merger or consolidation or sale or disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless, in each case following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Stock and Outstanding Voting Securities immediately before the Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that as a result of the transaction owns the Company or all or substantially all of the assets of the Company either directly or indirectly through one or more Subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Stock and Outstanding Voting Securities, as the case may be, (B) no Person (excluding any employee benefit plan (or related trust) of the Company or the corporation resulting from the Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from the Business Combination or the combined voting power of the then outstanding voting securities of the corporation except to the extent that the Person owned 20% or more of the Outstanding Stock or Outstanding Voting Securities before the Business Combination, and (C) at least a majority of the members of the board of directors of the corporation resulting from the Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for the Business Combination; or

(4)	Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

(c)	DEFINITION OF CHANGE IN CONTROL PRICE. “Change in Control Price” means the greater of (A) the highest Fair Market Value of a share of Stock during the 60-day period ending on the date of the Change in Control, and (B) the highest price per share of Stock paid to holders of Stock in any transaction (or series of transactions) constituting or resulting from the Change in Control, provided, however, that, in the case of Incentive Stock Options, unless the Committee otherwise provides, such price will be based only on transactions occurring on the date on which the Incentive Stock Options are cashed out.
SECTION 12. Plan Amendment and Termination
      The Board may amend, suspend or terminate the Plan at any time, provided that no such amendment will be made without stockholder approval if such approval is required under applicable law, or if such amendment would increase the total number of shares of Stock that may be distributed under the Plan. Except as otherwise provided under Section 4, Stock Options and SARs may not be repriced (whether through modification of the exercise price of the Stock Option or the grant price of a SAR after the date of grant or through an option or SAR exchange program) without the approval of the Company’s stockholders. Except as set forth in any Award agreement, no amendment or termination of the Plan may materially and adversely affect any outstanding Award under the Plan without the Award recipient’s consent.
SECTION 13. Payments and Payment Deferrals
      Payment of Awards may be in the form of cash, Stock, other Awards or combinations thereof as the Committee may determine, and with such restrictions as it may impose. The Committee, either at the time of grant or by subsequent amendment, may require or permit deferral of the payment of Awards under such rules and procedures as it may establish. It also may provide that deferred settlements include the payment or crediting of interest or other earnings on the deferred amounts, or the payment or crediting of dividend equivalents where the deferred amounts are denominated in Stock equivalents. Notwithstanding the foregoing, no action will be taken or authorized pursuant to this Section 13 to the extent that it would violate the requirements of Section 409A of the Code or cause any Stock Option or SAR to be considered to provide for the deferral of compensation within the meaning of Section 409A of the Code.
SECTION 14. Dividends and Dividend Equivalents
      The Committee may provide that any Awards under the Plan earn dividends or dividend equivalents. Such dividends or dividend equivalents may be paid currently or may be credited to a Participant’s Plan account. Any crediting of dividends or dividend equivalents may be subject to such restrictions and conditions as the Committee may establish, including reinvestment in additional shares of Stock or Stock equivalents to the extent permitted by applicable law.
SECTION 15. Transferability
      Except to the extent permitted by the Award agreement, either initially or by subsequent amendment, Awards will not be transferable or assignable other than by will or the laws of descent and distribution, and will be exercisable during the lifetime of the recipient only by the recipient.
SECTION 16. Award Agreements
      Each Award under the Plan will be evidenced by a written agreement (which need not be signed by the recipient unless otherwise specified by the Committee or otherwise provided under the Plan) that sets forth the terms, conditions and limitations for each Award. Such terms may include, but are not limited to, the term of the Award, vesting and forfeiture provisions, and the provisions applicable in the event of the recipient’s Termination of Employment. The Committee may amend an Award agreement, provided that no such amendment may materially and adversely affect an outstanding Award without the Award recipient’s consent.
SECTION 17. Unfunded Status of Plan
      It is presently intended that the Plan constitute an “unfunded” plan for incentive and deferred compensation. The Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Stock or make payments; however, unless the Committee otherwise determines, the structure of such trusts or other arrangements must be consistent with the “unfunded” status of the Plan.

SECTION 18. General Provisions

(a)	The Committee may require each person acquiring shares of Stock pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares without a view to the distribution thereof. The certificates for such shares may include any legend that the Committee deems appropriate to reflect any restrictions on transfer.

All certificates for shares of Common Stock or other securities delivered under the Plan will be subject to such stock transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Commission, any stock exchange upon which the Stock is then listed and any applicable federal, state or foreign securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(b)	Nothing contained in this Plan will prevent the Company or a Subsidiary or Affiliate from adopting other or additional benefit arrangements for its employees or directors.

(c)	The adoption of the Plan will not confer upon any employee any right to continued employment nor will it interfere in any way with the right of the Company or a Subsidiary or Affiliate to terminate the employment of any employee at any time. To the extent that an employee of a Subsidiary or Affiliate receives an Award under the Plan, that Award can in no event be understood or interpreted to mean that the Company is the employee’s employer or that the employee has an employment relationship with the Company.

(d)	Except as otherwise provided under Section 8(a)(4), no later than the date as of which an amount first becomes includible in the gross income of the Participant for federal, state, local, or foreign income or social security tax purposes with respect to any Award under the Plan, the Participant will pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount. Unless otherwise determined by the Committee, withholding obligations arising from an Award may be settled with Stock, including Stock that is part of, or is received upon exercise or conversion of, the Award that gives rise to the withholding requirement. The obligations of the Company under the Plan will be conditional on such payment or arrangements, and the Company and its Subsidiaries or Affiliates will, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Participant. The Committee may establish such procedures as it deems appropriate, including the making of irrevocable elections, for the settling of withholding obligations with Stock.

(e)	On receipt of written notice of exercise, the Committee may elect to cash out all or a portion of the shares of Stock for which a Stock Option is being exercised by paying the Participant an amount, in cash or Stock, equal to the Spread Value of such shares on the date such notice of exercise is received.

(f)	The Plan and all Awards made and actions taken thereunder will be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to Pennsylvania’s conflict of laws rules.

(g)	If any provision of the Plan is held invalid or unenforceable, the invalidity or unenforceability will not affect the remaining parts of the Plan, and the Plan will be enforced and construed as if such provision had not been included.

(h)	Any reference in the Plan to a provision of the Code, the Exchange Act or other law may be interpreted by the Committee, in its discretion, to encompass any successor provision of the law.

(i)	If approved by stockholders of the Company, the Plan will be effective as of April 26, 2007.

(j)	No Award may be granted under the Plan after April 25, 2017.

UNISYS CORPORATION	YOUR VOTE IS IMPORTANT
VOTE BY INTERNET / TELEPHONE
24 HOURS A DAY, 7 DAYS A WEEK

	VOTE BY INTERNET			VOTE BY TELEPHONE			VOTE BY MAIL
	https://www.proxypush.com/uis			1-866-229-1034
•	Access the website listed above.	OR	•	Use any touch-tone telephone.	OR	•	Mark, sign and date your proxy card.
•	Have your proxy card ready.		•	Have your proxy card ready.		•	Detach your proxy card.
•	Follow the instructions that		•	Follow the recorded instructions.		•	Return your proxy card in the enclosed envelope.
appear on your computer screen.

Unisys Corporation encourages you to take advantage of the convenient ways to vote your shares on proposals covered in this year’s proxy statement. You may vote through the Internet, by telephone or by mail.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card.

1-866-229-1034
CALL TOLL-FREE TO VOTE
THERE IS NO CHARGE FOR THIS CALL
WITHIN THE UNITED STATES AND CANADA ONLY

☐	▼	DETACH HERE IF YOU ARE VOTING BY MAIL	▼

☒
Votes must be indicated
(x) in black or blue ink.

The Board of Directors recommends a vote FOR items 1, 2 and 3.							The Board of Directors recommends a vote AGAINST items 4 and 5.

1.	Election of Directors							FOR	AGAINST	ABSTAIN

	FOR ALL	☐	WITHHOLD FROM ALL	☐	FOR ALL EXCEPT AS NOTED BELOW*	☐	4. Stockholder Proposal (political contributions)	☐	☐	☐

	Nominees: 01 - Henry C. Duques, 02 - Clayton M. Jones, 03 - Theodore E. Martin						5. Stockholder Proposal (sustainability report)	☐	☐	☐

* To withhold authority to vote for any Individual nominee, mark the “FOR ALL EXCEPT AS NOTED BELOW” box and write the nominee’s name on the line below.

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is given, this proxy will be voted FOR items 1, 2 and 3 and AGAINST items 4 and 5 and the trustee for the Savings Plan will vote as described on page 2 of the proxy statement.
		FOR	AGAINST	ABSTAIN
2.	Ratification of the Selection of Independent Registered Public Accounting Firm	☐	☐	☐

					Mark here to have your vote remain confidential.	☐
3.	Approve the Unisys Corporation 2007 Long-Term Incentive and Equity Compensation Plan	☐	☐	☐

SCAN LINE

Please sign exactly as name appears hereon. If held in joint tenancy, all persons must sign. When signing as executor, administrator, trustee, guardian, corporate officer, etc., please give your full title.

Stockholder Signature	Date	Stockholder Signature	Date

UNISYS
Annual Meeting of Stockholders
April 26, 2007
9:30 a.m.
The Hilton Inn at Penn
3600 Sansom Street
Philadelphia, Pennsylvania
YOUR VOTE IS IMPORTANT
THANK YOU FOR VOTING

UNISYS CORPORATION
PROXY FOR ANNUAL MEETING TO BE HELD APRIL 26, 2007
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints James J. Duderstadt, Edwin A. Huston and Joseph W. McGrath, and each of them, proxies, with power of substitution, to vote all shares of common stock which the undersigned is entitled to vote at the 2007 Annual Meeting of Stockholders of Unisys Corporation, and at any adjournments thereof, as directed on the reverse side hereof with respect to the items set forth in the accompanying proxy statement and in their discretion upon such other matters as may properly come before the meeting. This card also provides voting instructions (for shares credited to the account of the undersigned, if any) to the trustee for the Unisys Savings Plan (the “Savings Plan”) as more fully described on page 2 of the proxy statement.

IF YOU ARE VOTING BY MAIL, PLEASE MARK, SIGN, DATE AND RETURN THIS
PROXY/VOTING INSTRUCTION CARD IN THE ENCLOSED ENVELOPE.
(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)
UNISYS CORPORATION
P.O. BOX 11463
NEW YORK, N.Y. 10203-0463

To change your address, please mark this box.	☐	ADDRESS CHANGE/COMMENTS

To include comments, please mark this box.	☐